Exhibit 2.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ASSET PURCHASE AGREEMENT

by and among

BOLLINGER HOUMA SHIPYARDS, L.L.C., and

BOLLINGER SHIPYARDS LOCKPORT, L.L.C.,

as Purchasers,

and

Gulf Island Shipyards, LLC,

gulf island, L.L.C.,

and

Gulf Island Fabrication, Inc.,

as Sellers

Dated as of April 19, 2021

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PD.31368660.15

PD.31368660.18

TABLE OF CONTENTS

Page

Article 1 PURCHASE OF ASSETS	1
Section 1.1	Agreement to Purchase and Sell1
Section 1.2	Excluded Assets3
Section 1.3	Assumed Liabilities4
Section 1.4	Excluded Liabilities5
Section 1.5	Purchase Price6
Section 1.6	Navy Payment Mechanics6
Section 1.7	Payment of the Cash Consideration7
Section 1.8	Closing Adjustment and Pre-Closing Estimate7
Section 1.9	Post-Closing Adjustment8
Section 1.10	Allocation of Purchase Price10
Section 1.11	Time and Place of Closing10
Section 1.12	Deliveries at Closing10
Section 1.13	Prorations12
Section 1.14	Withholding13
Article 2 REPRESENTATIONS AND WARRANTIES OF SELLERS	13
Section 2.1	Organization; Qualification13
Section 2.2	Authority and Validity14
Section 2.3	Noncontravention14
Section 2.4	Absence of Changes14
Section 2.5	Litigation and Claims16
Section 2.6	Compliance with Laws16
Section 2.7	Property16
Section 2.8	Assumed Contracts18
Section 2.9	Employment and Labor Matters18
Section 2.10	Employee Benefit Matters19
Section 2.11	Taxes20
Section 2.12	Environmental Matters21
Section 2.13	Business Permits23
Section 2.14	Brokers23
Section 2.15	Affiliate Transactions23
Section 2.16	No Other Representations and Warranties23
Article 3 REPRESENTATIONS AND WARRANTIES OF PURCHASERS	24
Section 3.1	Organization, Authority and Capacity24
Section 3.2	Authorization and Validity24
Section 3.3	Absence of Conflicting Agreements or Required Consents24
Section 3.4	Brokers24
Section 3.5	Sufficient Funds; Solvency24

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i

Section 3.6	Litigation24
Article 4 ADDITIONAL AGREEMENTS	25
Section 4.1	Utility and Service Agreements25
Section 4.2	Transfer Taxes25
Section 4.3	Confidentiality25
Section 4.4	Public Disclosure25
Section 4.5	Refunds and Remittances25
Section 4.6	Employees.26
Section 4.7	Restrictive Covenants27
Section 4.8	Use of Other Transporters28
Section 4.9	Removal of Excluded Assets28
Section 4.10	Business Permits and Shared Permits28
Section 4.11	Requests for Equitable Adjustment29
Section 4.12	Discharge of Liabilities29
Section 4.13	Title Insurance29
Section 4.14	Intellectual Property Matters29
Section 4.15	Hornbeck Litigation30
Article 5 INDEMNIFICATION	30
Section 5.1	Survival30
Section 5.2	Indemnification by Sellers30
Section 5.3	Indemnification by Purchasers31
Section 5.4	Indemnification Procedures31
Section 5.5	Indemnification Limitations33
Section 5.6	Losses Net of Insurance and other Proceeds34
Section 5.7	Mitigation34
Section 5.8	Exclusive Remedy34
Section 5.9	Knowledge35
Section 5.10	Materiality35
Article 6 MISCELLANEOUS PROVISIONS	35
Section 6.1	Notices35
Section 6.2	Expenses36
Section 6.3	Further Assurances36
Section 6.4	Waiver36
Section 6.5	Assignment36
Section 6.6	Binding Effect36
Section 6.7	Headings37
Section 6.8	Entire Agreement37
Section 6.9	Severability37
Section 6.10	Governing Law; Venue; Waiver of Jury Trial37
Section 6.11	Counterparts38
Section 6.12	Time of the Essence38

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Section 6.13	Communications Matters38
Article 7 CERTAIN DEFINITIONS	39
Section 7.1	Definitions39
Section 7.2	Additional Defined Terms45
Section 7.3	Construction47

EXHIBITS*

Exhibit A – Form of TSA

Exhibit B – Form of Lease Agreement

Exhibit C – Form of Shared Permits Agreement

SCHEDULES*

Schedule 1.1(a) – Owned Real Property

Schedule 1.1(b)(i) – Navy and OSU Contracts

Schedule 1.1(b)(ii)(B) – Certain Personal Property

Schedule 1.1(b)(ii)(C) – Other Personal Property

Schedule 1.1(b)(iii) – Lift Equipment

Schedule 1.1(b)(iv) – Description of Drydocs

Schedule 1.1(d)(i)(x) – Transferability Impediments and Hornbeck/NC/TX IP

Schedule 1.1(d)(y) – Certain Excluded IP

Schedule 1.2(b) – Excluded Equipment and Other Assets

Schedule 1.7(c) – Amounts Incurred in furtherance of the Facilitating Transfer

Schedule 1.8 – Agreed Target Amount

Schedule 1.9(g) – Milestones Achieved but Not Invoiced by [***] for Non-Engineering POs Over $500k

Schedule 1.10 – Allocation of Purchase Price

Schedule 2.1(a) – Qualifications – GIS

Schedule 2.1(b) – Qualifications – GIFI

Schedule 2.1(c) – Qualifications – GI

Schedule 2.3 – Noncontravention

Schedule 2.4(a) – Absence of Changes

Schedule 2.4(b) – Open Material Capital Expenditures or Commitments

Schedule 2.5 – Litigation and Claims

Schedule 2.8 – Assumed Contracts

Schedule 2.9(a) – List of Employees and Independent Contractors

Schedule 2.9(c) – Labor Matters Exceptions

Schedule 2.10(a) – Material Employee Benefit Plans

Schedule 2.11(a) – Tax Returns

Schedule 2.11(b) – Tax Assessments

Schedule 2.12 – Environmental Matters Exceptions

Schedule 2.12(b) – Environmental Permits

Schedule 2.13 – Business Permits

Schedule 2.14 – Brokers

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Schedule 2.15 – Affiliate Transactions

Schedule 4.14(a) – Intellectual Property Consents or Notices

Schedule 4.14(b) – Certain Purchased IP to be Licensed to Sellers

Schedule 4.14(c) – Sellers’ Intellectual Property to be Licensed to Purchasers

*All exhibits and schedules have been intentionally omitted pursuant to Item  601(b)(2) and (a)(5).

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated April 19, 2021 (the “Effective Date”), by and among Bollinger Houma Shipyards, L.L.C., a Louisiana limited liability company (“BHS”), Bollinger Shipyards Lockport, L.L.C., a Louisiana limited liability company (“BSL” and, together with BHS, “Purchasers”), Gulf Island Shipyards, LLC, a Louisiana limited liability company (“GIS”), Gulf Island, L.L.C., a Louisiana limited liability company (“GI”), and Gulf Island Fabrication, Inc., a Louisiana corporation (“GIFI” and, together with GIS and GI, “Sellers”).

RECITALS

WHEREAS, Sellers, collectively, are engaged in the business of (a) fabricating newbuild marine vessels, (b) providing marine repair and maintenance services, and (c) performing marine vessel conversion projects to permit such vessel’s use for a different type of activity or enhance its capacity or functionality (the “Shipyard Business”); and

WHEREAS, on the terms and conditions set forth in this Agreement, Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, certain specified assets of Sellers owned or used in connection with the operation of the Shipyard Business (the “Acquisition”).

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties hereby agree as follows:

Article 1
PURCHASE OF ASSETS

Section 1.1Agreement to Purchase and Sell

.

(a)Subject to the terms and conditions set forth herein, on the Closing Date, GI shall sell, convey, transfer, assign and deliver to BHS, and BHS shall purchase, acquire and accept delivery from GI, all of GI’s right, title and interest in and to (i) all of the real property located at 301 Gulf Island Road, Houma, Louisiana 70363 and related tracts, including the adjacent undeveloped tract owned by GI, and (ii) the Houma Navigational Canal (to the extent included in the chain of title of  such aforementioned developed and undeveloped tracts), in each case with metes and bounds described on Schedule 1.1(a) hereto (all of the foregoing, collectively, the “Owned Real Property”), in each case free and clear of all Liens (other than Permitted Liens).

(b)Subject to the terms and conditions set forth herein, on the Closing Date, GIS shall sell, convey, transfer, assign and deliver to BSL (as to clause (i)) and BHS (as to clauses (ii)-(iv)), and BSL (as to clause (i)) and BHS (as to clauses (ii)-(iv)) shall purchase, acquire and accept delivery from GIS, all of GIS’s right, title and interest in and to the following properties, rights and assets owned, used or held for use by GIS in connection with the operation of the Business (the “GIS Assets”), free and clear of all Liens (other than Permitted Liens):

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(i)(A) Contract No. N00024-18-C-2207 issued by Naval Sea Systems Command, SEA 02 to GIS on March 16, 2018 (as amended by the Navy Mod and otherwise, the “Navy Contract), (B) Second Amended & Restated Shipyard Contract No. 184162 dated April 15, 2019 between GIS and Oregon State University (as amended, the “OSU Contract” and, together with the Navy Contract, the “Seller Construction Contracts”), and (C) any purchase orders, vendor contracts and warranties, or other contracts, agreements and instruments related to the Navy Contract or the OSU Contract that are identified on Schedule 1.1(b)(i) hereto (items (A)-(C), collectively, the “Assumed Contracts”);

(ii)All (A) inventory used or consumed in connection with the Seller Construction Contracts, (B) all other personal property (including scrap material) that was located on the Owned Real Property as of March 3, 2021 (or any time thereafter until the Closing Date), including any parts (including vessel parts), equipment and furniture and fixtures located thereon, including without limitation those assets identified on Schedule 1.1(b)(ii)(B) hereto and (C) such other items identified on Schedule 1.1(b)(ii)(C) hereto, in each case except to the extent such property are Excluded Assets (items (A)-(C), collectively, the “Personal Property”);

(iii)Four (4) 200 Ton Nominal Capacity – Kamag Module Type 2406 HS 4 E Self Propelled Module Transports (with the following identification numbers: Number 201-02232, 81-01472, 20101721, and 81-01473, and together with two (2) Kamag Power Pack Units (with the following identification numbers: VIN 201-02235 and VIN 20101724), as more particularly described on Schedule 1.1(b)(iii) hereto (together with all remote controls and other equipment necessary to operate such Units, collectively, the “Lift Equipment”);

(iv)Four drydocks as more particularly described on Schedule 1.1(b)(iv)  hereto; and

(v)All transferable Business Permits other than Shared Permits.

(c)Subject to the terms and conditions set forth herein, on the Closing Date, Sellers shall sell, convey, transfer, assign and deliver to BSL, and BSL shall purchase, acquire and accept delivery from Sellers, all of Sellers’ right, title and interest in and to the following intangible properties, rights and assets owned by Sellers in connection with the operation of the Business, free and clear of all Liens (other than Permitted Liens):

(i)All Intellectual Property used by Sellers or developed by Sellers, alone or jointly with any customer, supplier, vendor, or other third party, in connection with the design, repair, conversion or construction of marine vessels, including but not limited to those Intellectual Property rights that are the subject of the Assumed Contracts, in each case subject to Sellers having the right to sell, convey, transfer, assign and deliver without (A) conflicting with or resulting in a violation of any Law, and (B) conflicting with, constituting grounds for termination of, resulting in a breach of, constituting a default under, or accelerating or permitting the acceleration of any performance required by the terms of any contract, agreement, instrument, license or Permit to which any such Seller is

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a party or by which such Seller or any of its respective Assets are bound (items (A)-(B), collectively, “Transferability Impediments”); provided, that any Intellectual Property or Data (x) used exclusively or developed in connection with the Hornbeck Agreements or the NCDOT Contract or the TXDOT Contract and the vessels being constructed pursuant thereto (the “Hornbeck/NC/TX IP”) or (y) set forth on Schedule 1.1(d)(i)(y) shall be excluded and not transferred (together with the Hornbeck/NC/TX IP, the “Excluded IP”); provided, further, that Sellers have identified all of the Transferability Impediments and the Hornbeck/NC/TX IP on Schedule 1.1(d)(i)(x);

(ii)All Data, except for the Excluded IP, used by Sellers or developed by Sellers, alone or jointly with any customer, supplier, vendor, or other third party, solely in connection with the design, repair, conversion or construction of marine vessels, including but not limited to Data that are subject to the Assumed Contracts, in each case which Sellers have the right to sell, convey, transfer, assign and deliver without Transferability Impediments (the assets assigned under Section 1.1(d)(i) and this Section 1.1(d)(ii) collectively referred to as the “Purchased IP”).

(iii)The goodwill of the Sellers related to the Business, if any, to the extent necessary to comply with La. R.S. 23:921 (reference hereby being made to Section 4.7 hereof) (the intangible assets assigned under this Section 1.1(d)(iii) collectively referred to as the “Business Goodwill”, and, together with the Owned Real Property, the GIS Assets and the Purchased IP, the “Assets”).

Section 1.2Excluded Assets

.  Other than the Assets being purchased pursuant to Section 1.1, Purchasers expressly agree that they are not purchasing or acquiring, and Sellers are not selling, conveying, transferring, assigning or delivering, any other assets, properties, or rights owned, used or held for use by Sellers, and such properties, rights and assets shall be excluded from the Assets (collectively, the “Excluded Assets”). For the avoidance of doubt, Excluded Assets include, without limitation:

(a)(i) All vessel(s) under construction (together with all parts, materials, inventory or components that are a part thereof or are related thereto) pursuant to the (A) the Hornbeck Agreements, (B) the NCDOT Contract, and (C) the TXDOT Contract (items (A) - (C), collectively, the “Specified Excluded Contracts”); and (ii) any rights under the Specified Excluded Contracts and related agreements entered into by GIS in connection with the construction of the vessels described therein;

(b)All equipment and other assets (including applicable listed scrap material) specifically identified on Schedule 1.2(b) hereto;

(c)All Intellectual Property other than the Purchased IP;

(d)All other intangible assets that are not part of the Business Goodwill,  including the names of Sellers, and all telephone and facsimile numbers;

(e)Any rights of Sellers to receive refunds, credits or rebates of Taxes paid with respect to the Assets or the Business with respect to any period or portion thereof ending prior to the Closing Date;

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(f)All employee benefit plans (including plan assets) maintained by, or covering employees of, Sellers;

(g)All rights of Sellers to causes of action, lawsuits, judgments, claims and demands of any nature accruing before or on the Closing Date and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Sellers by third parties, other than any of the foregoing related to the Assets;

(h)All of Sellers’ insurance policies and all rights to applicable claims and proceeds thereunder;

(i)All rights and interests of Sellers under all certificates for Sellers’ insurance, binders for insurance policies and insurance policies under which Sellers are or have been insured or under which the Business or any of the Assets or the Assumed Liabilities are or have been insured before or on the Closing Date;

(j)The organizational documents, ledgers and minute books, books of account or other records having to do with the organization of Sellers, all employee-related or employee benefit-related files or records, and any other books and records which Sellers are prohibited from disclosing or transferring to Purchasers under applicable Law and are required by applicable Law to retain;

(k)All rights with respect to billed accounts receivable that relate to work performed or services provided by the Sellers prior to the Closing other than any retainage;

(l)All privileged attorney-client communications of Sellers or their Affiliates received or transmitted prior to the Closing; and

(m)All rights, claims or causes of action of Sellers under this Agreement and the Acquisition Documents.

Section 1.3Assumed Liabilities

.  On the Closing Date, Purchasers shall, as applicable, assume and agree to pay, perform and discharge when due the following Liabilities and obligations of Sellers arising out of or related to the Assets (collectively, the “Assumed Liabilities”):

(a)All payment or performance obligations and any other Liabilities under the Assumed Contracts arising on or after the Closing Date;

(b)All Liabilities based on or related to a claim by a customer that a Vessel delivered pursuant to an Assumed Contract was not in conformity with the plans and specifications of the applicable Assumed Contract, or is otherwise rejected by the customer for lack of seaworthiness;

(c)All Liabilities with respect to warranties for repair or replacement included in the Assumed Contracts or under common law with respect to a Vessel covered by an Assumed Contract (together with the items listed in Sections 1.3(a)-(b), the “Assumed Contracts Liabilities”);

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(d)All Liabilities for Taxes (whether federal, state, local or foreign) relating to Purchasers’ ownership and operation of the Assets or the Assumed Liabilities for any taxable period (or portion thereof) on or after the Closing Date (collectively, “Assumed Tax Liabilities”);

(e)All Liabilities under the WARN Act arising out of, or incurred in connection with, the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents or the failure to make offers to, or hire any, Employees (collectively, “Assumed WARN Act Liabilities”); provided, that for the avoidance of doubt, the Assumed WARN Act Liabilities shall not include any Liabilities arising out of, or incurred in connection with, any employees of Sellers and their applicable Affiliate who are not Employees;

(f)All Transfer Taxes; and

(g)All other Liabilities arising out of or relating to Purchasers’ ownership and operation of the Business and the Assets on or after the Closing Date.

Section 1.4Excluded Liabilities

.  Purchasers shall not assume and shall have no responsibility for, and Sellers shall retain, all Liabilities of Sellers other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)All Liabilities of Sellers or their Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Acquisition Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)All Liabilities for personal injury (whether workers’ compensation claims or otherwise) based on events occurring on or before the Closing Date;

(c)All Liabilities that are related to the Excluded Assets;

(d)All Liabilities for Taxes of Sellers (or any Affiliate of Sellers) or Taxes relating to the Business or the Assets for any taxable period or portion thereof ending before the Closing Date, other than Transfer Taxes;

(e)All Liabilities under all contracts, agreements, indentures, notes, bonds, loans, mortgages, instruments, leases, commitments or other arrangement or agreements, including warranty obligations, and related sub-Contracts related to Sellers’ operation of the Business, other than the Assumed Contracts;

(f)Employee and Independent Contractor-related Liabilities of any type or kind related to Sellers’ operation of the Business, including, without limitation, under any benefit plans of Sellers, accrued wages, vacation pay, pension payments, 401(k) contribution or matches, employee-related insurance or any form of deferred compensation claimed by any person in connection with his or her employment by, or termination of

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employment with, Sellers, and payroll taxes and liabilities, in each case excluding any Assumed WARN Act Liabilities, any Vacation Expenses, and any Secondment Expenses;

(g)All Liabilities in respect of any Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Assets to the extent such Legal Proceeding relates to such operation on or prior to the Closing Date, in each case excluding any Assumed Contracts Liabilities;

(h)All Liabilities for trade accounts payable and accruals for items received and not invoiced in respect of the operation of the Business or the Assets on or prior to the Closing Date;

(i)All Liabilities related to acts or omissions of Sellers, or agents or employees of Sellers, whether prior to, on or subsequent to the Closing Date, in each case to the extent that such are not Assumed Contracts Liabilities;

(j)Any Liabilities of Sellers or their Affiliates that (i) arise under Environmental Laws and (ii) relate to actions occurring or conditions, in each case on the Owned Real Property and existing on or prior to the Closing Date or breach of Environmental Laws for the storage, handling or disposal of any Hazardous Substances by Sellers or by any other Person at or on the Premises on or prior to the Closing Date (collectively, the “Excluded Environmental Liabilities”);

(k)All Liabilities arising out of, in respect of or in connection with the failure by Sellers or their Affiliates to comply with any Law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

(l)Any Liability with respect to the PPP Loan; and

(m)Any other Liability not specifically assumed hereunder.

Section 1.5Purchase Price

.  The consideration for the Assets shall be (a) the cash sum from Purchasers of Twenty-Six Million Four Hundred Thousand Dollars ($26,400,000.00), subject to adjustment in the manner described in Section 1.8, and Section 1.9 (the “Cash Consideration”), (b) as provided in Section 1.6, the right to receive Two Million Two Hundred Thousand Dollars ($2,200,000.00) (the “Sellers’ Additional Navy Payment Amount” and, together with the Cash Consideration, the “Purchase Price”), and (c) the assumption by the Purchasers of the Assumed Liabilities pursuant to Section 1.3 hereof.

Section 1.6Navy Payment Mechanics

.

(a)The parties acknowledge and agree that GIS and the U.S. Navy have entered into Amendment of Solicitation/Modification of Contract (No. P00007) dated as of March 16, 2021 (the “Navy Mod”), which obligates Sellers (or after the Closing, BSL) to arrange for and implement the transfer of technology, plans and know-how from Sellers (or after the Closing, BSL) to the U.S. Navy (the “Facilitating Transfer”) to enable the U.S. Navy to contract with other contractors to construct additional vessels with attributes similar to

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the vessels covered by the Navy Contract.  In connection with the Facilitating Transfer, the US Navy agreed to pay the sum of Thirteen Million One Hundred Thousand Dollars ($13,100,000.00) (the “Aggregate Navy Payment Amount”), of which Eight Million Eight Hundred Thousand Dollars ($8,800,000.00) has been received by Sellers as of the Effective Date (the “Partial Navy Payment”).

(b)As between Purchasers and Sellers, the Aggregate Navy Payment Amount shall be allocated as follows: (i) the Partial Navy Payment shall be retained by Sellers, (ii) the Sellers’ Additional Navy Payment Amount shall be retained by or paid over to Sellers, and (iii) the remaining Two Million One Hundred Thousand Dollars ($2,100,000.00) shall be for the account of Purchasers (the “Purchasers’ Navy Payment Amount”); provided that if the aggregate amount paid by the U.S. Navy to Purchasers and Sellers, as applicable, in connection with the Facilitating Transfer exceeds the Aggregate Navy Payment Amount (such amount the “Navy Overage Amount”), the Navy Overage Amount shall be divided 50%/50% between Purchasers, on the one hand, and Sellers, on the other hand, and the party that receives the Navy Overage Amount shall promptly (and in any event within thirty (30) days following receipt of the Navy Overage Amount), remit to the other party such party’s share of such Navy Overage Amount.

(c)To the extent that all or any portion of the Purchasers’ Navy Payment Amount is received by Sellers prior to the Closing (such amount, collectively, the “Pre-Closing Collected Amount”), the Pre-Closing Collected Amount shall be applied as a credit against the Cash Consideration owed by BSL to Sellers pursuant to Section 1.5.

(d)To the extent that Sellers have not received the Sellers’ Additional Navy Payment Amount prior to the Closing, and Purchasers receive any portion of the Sellers’ Additional Navy Payment Amount following the Closing, then Purchasers shall, within thirty (30) days of such receipt, pay to Sellers an amount equal to such portion of the Sellers’ Additional Navy Payment Amount (the “Post-Closing Navy Payment”); provided that, for avoidance of doubt, the total sums to which Sellers shall be entitled pursuant to this Section 1.6 shall not exceed the Partial Navy Payment plus the Sellers’ Additional Navy Payment Amount plus the Sellers’ share of any Navy Overage Amount. To the extent the Post-Closing Navy Payment is less than the Sellers’ Additional Navy Payment Amount, any Post-Closing Navy Payment made pursuant to this Section 1.6(d) will be treated by the parties for all purposes as an adjustment to the Purchase Price.  To the extent the Sellers receive any Navy Overage Amount, the receipt of any such funds by Sellers will be treated by the parties for all purposes as an adjustment to the Purchase Price.

Section 1.7Payment of the Cash Consideration

. At Closing, Purchasers shall pay Sellers cash in an amount equal to $26,400,000.00, plus (a) the Estimated Closing Adjustment (as defined in Section 1.8(a) below) plus (b) any amounts expended by Sellers prior to the Closing in furtherance of the Facilitating Transfer as set forth in more detail on Schedule 1.7(b) hereto, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing.

Section 1.8Closing Adjustment and Pre-Closing Estimate

.

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(a)The Cash Consideration to be paid by Purchasers to Sellers at Closing pursuant to Section 1.7, is subject to adjustment to reflect the difference between the Estimated Closing Amount and Agreed Target Amount (the “Estimated Closing Adjustment”).  The Purchasers and Sellers have agreed that the Agreed Target Amount is negative $20,881,000.00 as detailed on Schedule 1.8. The Purchasers and Sellers have further agreed that the Estimated Closing Amount on the Closing Date is negative $28,881,000.00 and the Estimated Closing Adjustment is $8,000,000.00.

(b)The Cash Consideration is subject to further adjustment to reflect the difference between the Closing Amount and Estimated Closing Amount (the “Adjustment Amount”). If the Closing Amount is a higher negative amount than the Estimated Closing Amount, then the Cash Consideration shall be increased by the amount of the difference. If the Closing Amount is a lower negative amount than the Estimated Closing Amount, or is a positive amount, then the Cash Consideration shall be reduced by the amount of the difference. For purposes hereof, (i) when both amounts used in a comparison of the Closing Amount against the Estimated Closing Amount are negative amounts, the amount with the higher integer shall be the higher negative amount, for example negative $30,000,000 is a higher negative amount than negative $28,000,000, while negative $28,000,000 is a lower negative amount than negative $30,000,000, but (ii) when the Closing Amount is a positive amount, the Closing Amount will be higher than the Estimated Closing Amount, which is a negative amount.

Section 1.9Post-Closing Adjustment

.

(a)Sellers shall “close” their accounting records for the period ending on the Closing Date.  As soon as possible after the Closing, and in no event no later than thirty (30) days following the Closing, Sellers shall provide to Purchasers their calculation of the Adjustment Amount (the “Adjustment Notice”).

(b)Within twenty (20) days after delivery of the Adjustment Notice, Purchasers shall deliver to Sellers a written response in which Purchasers shall either:

(i)agree in writing with the Adjustment Amount, in which case such calculation will be final and binding on the parties for purposes of Section 1.9(g); or

(ii)dispute the Adjustment Amount by delivering to Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.

(c)If Purchasers fail to take either of the foregoing actions within twenty (20) days after delivery of the Adjustment Notice, then Purchasers will be deemed to have irrevocably accepted the Adjustment Amount, in which case the Adjustment Amount will be final and binding on the parties for all purposes hereunder.

(d)If Purchasers timely deliver a Dispute Notice to Sellers, then Purchasers and Sellers will attempt in good faith, for a period of twenty (20) days following delivery by Sellers of the Dispute Notice, to agree on the Adjustment Amount.  Any resolution by Purchasers and Sellers during such twenty (20)-day period as to any disputed items will be

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final and binding on the parties for purposes of this Agreement.  If Purchasers and Sellers do not resolve all disputed items by the end of twenty (20) days after the date of delivery of the Dispute Notice, then either Purchaser or Sellers may submit the remaining items in dispute (the “Disputed Items”) to Deloitte for resolution, or if that firm is unwilling or unable to serve, Purchasers and Sellers will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Purchasers or Sellers (the “Independent Accounting Firm”). Purchasers and Sellers will instruct the Independent Accounting Firm to render its determination with respect to the Disputed Items in a written report that specifies the conclusions of the Independent Accounting Firm as to each such Disputed Item and the resulting Adjustment Amount; provided, however, that the Independent Accounting Firm will render a determination only as to the Disputed Items. Purchasers and Sellers will each use its commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the Disputed Items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Disputed Items and the resulting Adjustment Amount as set forth in its report will be final and binding on the parties for purposes of this Agreement.  Purchasers and Sellers agree to revise the Adjustment Amount as appropriate to reflect the resolution of the Disputed Items pursuant to this Section 1.9(d). The fees and expenses of the Independent Accounting Firm will be paid by Purchasers and Sellers in inverse proportion to the relative amounts of the Disputed Items determined to be for the account of Purchasers and Sellers, respectively (such that if 25% of the value of the Disputed Items are determined to be for the account of the first party, and 75% of the value of the Disputed Items are determined to be for the account of the second party, the first party will pay 75% of the fees and expenses of the Independent Accounting Firm and the second party will pay 25%).

(e)For purposes of facilitating the determinations made pursuant to this Section 1.9, Purchasers and Sellers will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the Disputed Items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Business provided to the Independent Accounting Firm pursuant to this Section 1.9.

(f)If the Adjustment Amount is a higher negative amount than the Estimated Closing Adjustment, then Purchasers shall pay to Sellers the amount of such difference in cash by wire transfer of immediately available funds to an account designated by Sellers within five (5) Business Days following the final determination of the Adjustment Amount; provided, that if Purchasers fail to pay any such amount to Sellers within such five (5) Business Day period, such unfunded amount shall bear interest at ten percent (10%) per annum.  If the Adjustment Amount is a positive amount or a lower negative amount than the Estimated Closing Adjustment, then Sellers shall pay to Purchasers the amount of the difference between the Adjustment Amount and the Estimated Closing Adjustment in cash

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by wire transfer of immediately available funds to an account designated by Purchasers within five (5) Business Days following the final determination of the Adjustment Amount; provided, that if Sellers fail to pay any such amount to Purchasers within such five (5) Business Day period, such unfunded amount shall bear interest at ten percent (10%) per annum.

(g)Purchasers and Sellers agree that the financial responsibility with respect to all costs incurred on or after January 1, 2021 with respect to the Seller Construction Contracts that are not included within Cumulative Costs Incurred as of December 31, 2020 for purposes of determining the Agreed Target Amount, will be the responsibility of Purchasers, and to the extent any such costs were not taken into account in the Adjustment Amount, Purchasers shall either pay the vendors to which such costs relates or reimburse Sellers to the extent Sellers have paid such costs.  For the avoidance of doubt, progress achieved and/or billing milestones achieved by vendors (including without limitation those set forth with respect to [***] on Schedule 1.9(g)) through December 31, 2020, that have not been billed by such vendors or otherwise been taken into account in the Adjustment Amount, will be the responsibility of Purchasers.

(h)Any payments made pursuant to this Section 1.9 will be treated by the parties for all purposes as an adjustment to the Purchase Price. The Purchase Price as so adjusted, together with any adjustment made pursuant to Section 1.6(d), if any, is referred to in this Agreement as the “Final Purchase Price.”

Section 1.10Allocation of Purchase Price

.  The Purchase Price (and the amount of any Assumed Liabilities and any other relevant items) shall be allocated among the Assets in accordance with Schedule 1.10 and Section 1060 of the Code and the treasury regulations promulgated thereunder (and any similar provision of state, local or non-U.S. law, as appropriate).  Purchasers and Sellers and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation set forth on Schedule 1.10.  None of Purchasers or Sellers or their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Section 1.11Time and Place of Closing

.  The closing of the Acquisition (the “Closing”) will take place via the electronic exchange of signature pages and other required documentation on the date herof, or at such other place or time, or by such other means, as the parties may designate in writing.  The parties hereto agree that the effective time and date of the Closing shall be 11:59 p.m., Central Standard Time, on the date on which the Closing actually occurs (the “Closing Date”).

Section 1.12Deliveries at Closing

.

(a)At the Closing, Sellers shall deliver to Purchasers the following:

(i)A certificate of good standing for each Seller certified by the Secretary of State of the State of Louisiana dated within five (5) Business Days prior to the Closing;

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(ii)A Bill of Sale, Assignment and Assumption Agreement, in a form mutually agreed upon between Purchasers and Sellers (the “Bill of Sale”), executed by Sellers;

(iii)UCC-3 financing statements for the termination or amendment, as applicable, of any Liens associated with the Assets other than Permitted Liens;

(iv)A certificate dated as of the Closing Date signed by a duly authorized officer of each Seller (A) attaching resolutions of each Seller’s appropriate governing body approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition and (B) attaching incumbency and signatures of the officer(s) of each Seller executing this Agreement and any other Acquisition Document;

(v)An affidavit of non-foreign status of GI that complies with Section 1445 of the Code;

(vi)A Transition Services Agreement, in substantially the form attached hereto as Exhibit A (the “TSA”), executed by Sellers;

(vii)A Lease Agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Lease Agreement”), executed by Sellers;

(viii)Assignment and Novation Agreements, in the forms mutually agreed upon between Purchasers and Sellers for each of the Seller Construction Contracts (collectively, the “Assignment and Novation Agreements”), executed by GIS, GIFI, Naval Sea Systems Command, SEA 02, and Oregon State University, as applicable;

(ix)A Shared Permits Agreement in substantially the form attached as Exhibit C (the “Shared Permits Agreement”), executed by Sellers;

(x)A letter of good standing for each Seller issued by the Louisiana Department of Revenue pursuant to La. R.S §47:308(a) (and any other applicable Louisiana Department of Revenue regulation), dated as soon as reasonably practicable to the Closing Date, indicating Sellers are in good standing before the Louisiana Department of Revenue and are not subject to, or obligated to pay, any outstanding or binding sales and use tax liability to the Louisiana Department of Revenue (and/or any other applicable collector of sales and use tax in the State of Louisiana).

(xi)A quitclaim deed in a form mutually agreed upon between Purchasers and Sellers in order to transfer all right, title and interest that Sellers and such Affiliates may have in any Assets that are not Excluded Assets, subject to the Permitted Liens and with any and all implied warranties with respect to the title and condition of the Assets provided under Louisiana law waived and disclaimed (the “Quitclaim Deed”), executed by Sellers and certain Affiliates of Sellers; and

(xii)Such other documents as may be reasonably necessary to consummate the Acquisition and the other transactions contemplated by this Agreement, as reasonably requested by Purchasers.

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(b)At the Closing, Purchasers shall deliver to Sellers the following:

(i)A certificate of good standing for each Purchaser certified by the Secretary of State of the State of Louisiana, dated within five (5) Business Days prior to the Closing;

(ii)The Bill of Sale, executed by Purchasers;

(iii)A certificate dated as of the Closing Date signed by a duly authorized officer of each Purchaser (A) attaching resolutions of such Purchaser’s appropriate governing body approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition and (B) attaching incumbency and signatures of the officer(s) of each Purchaser executing this Agreement and any other Acquisition Document;

(iv)The TSA, executed by Purchasers;

(v)The Lease Agreement, executed by Purchasers;

(vi)The Assignment and Novation Agreements, executed by BSL;

(vii)The Shared Permits Agreement, executed by Purchasers;

(viii)Evidence reasonably satisfactory to Sellers that all performance bonds previously posted by or on behalf of Sellers in support of the Seller Construction Contracts (collectively, the “Performance Bonds”) have been, or will at the Closing be, transferred to BSL or replaced with new BSL performance bonds, in each case with a full release and termination of any indemnification obligations owed by any Seller under such Performance Bonds;

(ix)The Quitclaim Deed, executed by BHS; and

(x)Such other documents as may be reasonably necessary to consummate the Acquisition and the other transactions contemplated by this Agreement, as reasonably requested by Sellers.

Section 1.13Prorations

.

(a)To the extent not otherwise prorated pursuant to this Agreement, subject to Section 4.1, all (i) water, sewer, electricity, gas and other ultility charges, if any, applicable to the Owned Real Property, (ii)  ad valorem taxes imposed upon any portion of the Owned Real Property, general assessments imposed with respect to the Owned Real Property and special assessments upon the Owned Real Property, whether payable in full or by installments prior to the Closing Date, and (iii) ad valorem taxes imposed upon the Assets other than the Owned Real Property (collectively, the “Proration Items”) that relate, in whole or in part, to periods prior to the Closing Date, shall be apportioned to the Closing Date (i.e., Sellers will be responsible for any periods prior to the Closing Date and Purchasers will be responsible for any periods on or after the Closing Date), and

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representatives of Sellers and Purchasers will examine all relevant books and records of the Business as of the Closing Date in order to make the determination of the apportionments.  The net amount of all Proration Items will be settled and paid on the Closing Date.  In the event that the amount of any of the Proration Items is not known by Sellers and Purchasers at the Closing, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Sellers.  After Closing, each of Purchasers and Sellers shall provide to the other written notice five (5) Business Days after receipt of any third-party invoice relating to any Proration Item so estimated.  Within ten (10) Business Days thereafter, Purchasers and Sellers each shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the applicable third-party invoice.

(b)In the event that either Sellers or Purchasers pays a Proration Item (the “Payor”) (other than if and to the extent included in the Assumed Liabilities) for which the other party (the “Payee”) is obligated in whole or in part under this Section 1.13, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor.  In the event either party (the “Recipient”) receives payments, or the benefits of payments, of a Proration Item to which the other party (the “Beneficiary”) is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such amount to the Beneficiary.

Section 1.14Withholding

.  Purchasers shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law (other than any Tax Law), and shall remit any amounts withheld to the appropriate Governmental Authority. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby, jointly and severally, represent and warrant the following to Purchasers as of Effective Date:

Section 2.1Organization; Qualification

.

(a)GIS is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Louisiana.  GIS is duly qualified to do business and is in good standing in each of the jurisdictions set forth on Schedule 2.1(a), if any, which are all of the states or other jurisdictions in which either GIS’s ownership or use of the GIS Assets or its conduct of the Business requires such qualification, except (other than in Louisiana) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

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(b)GIFI is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Louisiana.  GIFI is duly qualified to do business and is in good standing in each of the jurisdictions set forth on Schedule 2.1(b), if any, which are all of the states or other jurisdictions in which either GIFI’s ownership or use of the Purchased IP or its conduct of the Business requires such qualification, except (other than in Louisiana) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)GI is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Louisiana. GI is duly qualified to do business and is in good standing in each of the jurisdictions set forth on Schedule 2.1(c), if any, which are all of the states or other jurisdictions in which either GI’s ownership or use of the Owned Real Property or conduct of the Business requires such qualification, except (other than in Louisiana) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 2.2Authority and Validity

. Each Seller has the full power and authority necessary to execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by such Seller. The execution, delivery and performance of the Acquisition Documents have been duly authorized by all necessary action of the appropriate governing body of each Seller.  The Acquisition Documents to which each Seller is a party have been or will be, as the case may be, duly executed and delivered by such Seller and constitute or will constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

Section 2.3Noncontravention

.  Except as set forth on Schedule 2.3, the execution, delivery and performance by each Seller of this Agreement and the other Acquisition Documents to be executed and delivered by such Seller and the consummation of the Acquisition do not and will not: (a) require the consent of or notice to any Governmental Authority or any other third party; (b) conflict with any provision of such Seller’s organizational documents; (c) conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or Governmental Authority to which such Seller is subject or by which such Seller or any of its Assets are bound (including without limitation with respect to the PPP Loan); (d) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any contract, agreement, instrument, license or permit to which such Seller is a party or by which such Seller or any of its respective Assets are bound (including without limitation with respect to the PPP Loan); (e) create any Lien upon any of its respective Assets; or (f) trigger any charge, payment or requirement of consent, cancellation right, change of control event or the acceleration or increase of the maturity of any payment date under any Assumed Contract or any applicable Law.

Section 2.4Absence of Changes

.

(a)Except as set forth on Schedule 2.4(a), and except as contemplated by this Agreement, since September 30, 2020, each Seller, as applicable, has conducted the Business only in the Ordinary Course of Business, and no Seller has:

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(i)Sold, assigned, disposed of or otherwise transferred, or subjected to any Lien, any of the Assets;

(ii)(A) Amended any material term or terminated any Seller Construction Contract or (B) amended any term of any other material Assumed Contract or terminated any other material Assumed Contract outside of the Ordinary Course of Business, which in either case set forth in clause (B) could reasonably be expected to have a Material Adverse Effect;

(iii)Materially increased the compensation, wages or benefits of any of the Employees, except for annual increases in the Ordinary Course of Business;

(iv)Taken any action to institute any severance or termination pay practices, or amend any such plans, programs, agreements or arrangements that provide for severance or change in control benefits, including, any employment agreements or offer letters, in each case with respect to any of their directors or managers (as applicable), officers or Employees or to increase the benefits payable under their severance or termination pay practices, or plans, programs, agreements or arrangements that provide for severance or change in control benefits, including, any employment agreements or offer letters, in each case involving the Business;

(v)Adopted or amended, in any material respect, except as contemplated hereby or as may be required by applicable Law, any Employee Benefit Plan;

(vi)Commenced or settled any litigation involving any Asset or Liability of the Business;

(vii)Suffered any operating loss or cancelled or waived any material debt, claim or other right with respect to the Business or the Assets;

(viii)Caused, or taken or omitted to take any action to allow, any Permit of Sellers related to the Business or the Assets to lapse that would, individually or in the aggregate, be material to Sellers, the Business or the Assets;

(ix)Suffered any Material Adverse Effect (including, any material physical damage, destruction or loss (whether or not covered by insurance);

(x)Incurred or committed to or agreed to incur or commit to any liabilities or obligations (whether absolute, accrued, contingent or otherwise) with respect to the Business or the Assets, except as incurred in the Ordinary Course of Business; or

(xi)Agreed, whether in writing or otherwise, to take any action described in this Section 2.4(a).

(b)Schedule 2.4(b) sets for a list of all currently open material capital expenditures or material commitments for replacements or additions or improvements with respect to the Business or the Assets.

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Section 2.5Litigation and Claims

.  Except as listed on Schedule 2.5 hereto, (a) there are no, and for the past three (3) years there have not been any, Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller with respect to this Agreement, the Business or the Acquisition, or against or affecting the Assets or the Assumed Liabilities; and (b) there are no judgments against or consent decrees binding on any Seller with respect to the Assets, or to which the Assets are subject or bound.

Section 2.6Compliance with Laws

.  Each Seller, as applicable, is conducting the Business, and for the past three (3) years the Business has been conducted, in all material respects, in compliance with all applicable Laws, orders, injunctions or decrees and any other requirement of any Governmental Authority.  None of the Sellers has received any written communication from any Governmental Authority within the past three (3) years that alleges that any Seller is in violation of any applicable Law, the substance of which communication has not been resolved.  For the past three (3) years, Sellers have not conducted or initiated any internal investigations (other than internal audits or employee investigations or supervisory duties conducted in the Ordinary Course of Business) or responded to any inquiry by any Governmental Authority with respect to any alleged act of material non-compliance arising under any applicable Laws.

Section 2.7Property

.

(a)GIS has good and valid title to all of the GIS Assets. GIS owns the GIS Assets free and clear of all Liens other than Permitted Liens, and will, upon the Closing, convey good and valid title to the GIS Assets to Purchasers (as applicable) free and clear of all Liens other than Permitted Liens.  All of the GIS Assets are located on the Owned Real Property.

(b)GI has good and merchantable title to the Owned Real Property. GI owns the Owned Real Property free and clear of all Liens other than Permitted Liens, and will, upon the Closing, convey good and merchantable title to the Owned Real Property to BHS free and clear of all Liens other than Permitted Liens.

(c)GI has delivered to Purchasers true, complete and correct copies of any deeds and other instruments (as recorded) by which GI or its Affiliates acquired the Owned Real Property in the possession of GI or its Affiliates, and copies of all title insurance policies in the possession of GI or its Affiliates and relating to the Owned Real Property.

(d)GI or its Affiliates have collectively owned the Owned Real Property in undisturbed possession for over 30 years, subject to Permitted Liens.  Sellers are familiar with its physical characteristics and have no Knowledge of any claim or notice of ownership or other interest by any other Person for or in all or any part of the Owned Real Property, including but not limited to any boundary line disputes or disagreements that may affect the size or location of improvements on the Owned Real Property or the size or location of improvements (e.g. fences, driveways) on neighboring property, except with respect to any Permitted Liens. Sellers have no Knowledge of any encroachments by any improvements that materially impair the current use of the Owned Real Property or the improvements thereon.  None of the Sellers has received any written notice of any existing, pending or proposed (i) public improvements on or about the Owned Real Property that

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has resulted or could result in the imposition of any material assessment or Lien against any part of the Owned Real Property, (ii) material special assessment or similar charge imposed by any Governmental Authority impacting or that could reasonably impact any part of the Owned Real Property, other than normal real estate Taxes, or (iii) material change by the applicable Governmental Authority in the allowable uses of the Owned Real Property.  Sellers have no Knowledge of any Person who regularly crosses over any part of the Owned Real Property or claims to have a right to use the Owned Real Property as a pathway.  Other than a Permitted Lien, there are no unrecorded servitudes that encumber the Owned Real Property and that materially impair the current use of the Owned Real Property or the improvements thereon.  Other than GI or its Affiliates, there are no tenants or other occupants presently in possession of any portion of the Owned Real Property.  No labor, services or materials have been furnished in the erection, alteration, repair or removal of a building or structure upon the Owned Real Property during the 90 days prior to the Closing Date, that has not been completed and paid in full or provisions for the payment in full have been made.  There is no action pending in any state or federal court in the United States to which any Seller is a party, nor is there any state or federal court judgment, state or federal tax lien or state or federal lien of any kind against any Seller that would constitute a Lien upon the Owned Real Property.  No proceedings in bankruptcy or receivership have been instituted by or against any Seller within the last 10 years, and no Seller has ever made an assignment for the benefit of creditors.  There are no mortgages or other Liens affecting the Owned Real Property, except for Permitted Liens.

(e)Notwithstanding anything to the contrary herein, the representations and warranties of GIS and GI in this Section 2.7 are the sole and exclusive representations and warranties concerning the Owned Real Property and BHS hereby agrees that the Owned Real Property shall be conveyed (i) in its “AS, IS, WHERE IS” condition, without any warranties whatsoever, except as expressly set forth in this Section 2.7 and (ii) without any implied warranties under Louisiana law with respect to the condition of and title to the Owned Real Property, including as set forth under Louisiana Civil Code Articles 2475, 2500 et. seq. and 2520 et. seq., except as set forth in this Section 2.7

(f)To the Knowledge of Sellers, the Purchased IP was developed by (i) employees of Sellers within the scope of their employment, and who have irrevocably assigned by present assignment to Sellers all of their rights, title and interests thereto, or (ii) independent contractors who have entered into written agreements with Sellers that presently assigned all right, title, and interest in and to any Intellectual Property developed to Sellers.  To the Knowledge of Sellers, no Employee or Independent Contractor has entered into any contract (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Purchased IP or requires such Employee or Independent Contractor to transfer, assign or disclose information concerning the Purchased IP to anyone other than Sellers.

(g)To the Knowledge of Sellers, Sellers’ prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and there are no claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness, or use of the Purchased IP.  To the Knowledge of Sellers, the continued operation of the Business consistent with past

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practices will not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.  To the Knowledge of Sellers, no Person is infringing, misappropriating, diluting, or otherwise violating any of the Purchased IP, and neither Sellers, nor any Affiliate of Sellers, has made or asserted any claim, demand, or notice against any Person alleging any such infringement, misappropriation, dilution, or other violation.  To the Knowledge of Sellers, Sellers are not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other contract related to any rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Purchased IP.

(h)Sellers have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets of the Business, and all use, disclosure, or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and Sellers.   Sellers have not breached any agreements of non-disclosure or confidentiality related thereto.

(i)No Affiliate of Sellers (other than Sellers) owns (i) any assets located on the Owned Real Property on or after March 3, 2021, except for Excluded Assets, or (ii) any Intellectual Property or Data used in connection with the design and construction of marine vessels, except for the Hornbeck/NC/TX IP.

Section 2.8Assumed Contracts

.  GIS and GIFI, as applicable, have delivered to Purchasers true, correct and complete copies of all of the Assumed Contracts.  Each of the Assumed Contracts are valid and binding in accordance with its terms. With respect to each of the Assumed Contracts, there are no (a) existing or claimed defaults or breaches by GIS or GIFI, or any of their Affiliates, as applicable, or event which, with or without notice or lapse of time or both, would constitute a default or breach by GIS or GIFI, or any of their Affiliates, as applicable, or (b) to the Knowledge of Sellers, any existing or claimed default or breach by any other party thereto or event which, with or without notice or lapse of time or both, would constitute a default or breach by any such party thereto.  Except as set forth on Schedule 2.8, the continuation, validity and effectiveness of the Assumed Contracts will not be adversely affected by the Acquisition, and the Acquisition will not result in a breach of, or default under, or require the consent of any other party to, any of the Assumed Contracts.  There is no actual or, to the Knowledge of Sellers, threatened termination or cancellation of any Assumed Contract by any other party thereto.

Section 2.9Employment and Labor Matters

.

(a)Schedule 2.9(a) sets forth a list of all (i) current full-time and part-time employees of Sellers or their respective Affiliates primarily working in the Business as of the Closing Date (or the closest practicable date thereto) (collectively, the “Employees”), including each such Employee’s job title, start date, and salary or hourly pay, bonuses, and incentive pay, and (ii) independent contractors of Sellers used primarily in the Business during the twelve (12) months preceding Effective Date (collectively, “Independent Contractors”), including each such Independent Contractor’s hourly rate for the 2020 calendar year.   For the avoidance of doubt, “Employees” hereunder does not include employees of Sellers, or their Affiliates, who are being retained by Sellers (or their Affiliates) to work on the Specified Excluded Contracts.

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(b)Sellers and their Affiliates are in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including, but not limited to, collective bargaining, equal employment opportunity, non-discrimination, wages and hours, and occupational safety and health in connection with their operation of the Business.

(c)Except as disclosed on Schedule 2.9(c):

(i)There are no (and have been no) charges, governmental audits, investigations, administrative proceedings or formal or informal complaints concerning Sellers’ or their Affiliates’ employment practices pending or, to the Knowledge of Sellers, threatened before any Governmental Authority or court, and, to the Knowledge of Sellers, no basis for any such matter exists, in each case in connection with the operation of the Business;

(ii)No Seller nor any of its Affiliates is a party to any union or collective bargaining agreement or any other agreement regarding the rates of pay or working conditions of any employees, and, to the Knowledge of Sellers, within the last three (3) years, no union attempts to organize such employees have been made, and, to the Knowledge of Sellers, there are no such attempts currently threatened, in each case in connection with the operation of the Business; and

(iii)No Seller nor any of its Affiliates has, within the last three (3) years, experienced any organized slowdown, work interruption, strike, or work stoppage by its employees in connection with the operation of the Business.

(d)There are no pending or, to the Knowledge of Sellers, threatened unfair labor practices claims; equal employment opportunity claims; human rights or civil rights complaints; wage and hour claims; unemployment compensation claims; United States Department of Labor Occupational Safety and Health Administration citations and notifications of penalty, final orders, settlement agreements or violations; workers’ compensation claims or any similar claims, in each case involving the Business.

(e)Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.9 are the sole and exclusive representations and warranties concerning employment and labor matters (other than employee benefits matters, which are covered by Section 2.10).

Section 2.10Employee Benefit Matters

.

(a)The employee benefit plans and agreements listed on Schedule 2.10(a) are the only material employee benefit plans and agreements maintained by Sellers or their ERISA Affiliates for the benefit of the Employees, including (i) all pension, retirement, profit sharing, stock bonus or other similar plans or programs; (ii) any affirmative action plans or programs; (iii) employment agreements, current and deferred compensation, vacation, stock option, bonus and incentive compensation benefits; and (iv) medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, all of which plans, programs, practices, policies and other individual and group arrangements

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and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as “Benefit Programs.”

(b)Neither Sellers nor any of their ERISA Affiliates has, within the last three (3) years, maintained or contributed to an employee pension benefit plan that is subject to Title IV of ERISA.  Sellers have not provided, within the last three (3) years, any welfare benefits (as defined in Section 3(1) of ERISA) to employees or former employees after retirement or other separation from service other than as required under Section 601 et. seq. of ERISA or Code Section 4980B.  Neither Sellers nor any of their ERISA Affiliates has ever maintained or contributed to or been obligated to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(c)Each of the Benefit Programs has been operated in compliance in all material respects with ERISA, the Code, and the Patient Protection and Affordable Care Act.  Each Benefit Program that is intended to be qualified under Code Section 401(a) has received from the Internal Revenue Service a favorable determination or opinion letter on its qualified status.  To Sellers’ Knowledge, no fact or event has occurred, which would be reasonably likely to adversely affect the qualified status of any Benefit Program intended to be qualified under Code Section 401(a).  No contributions or payments are due or required to be paid with respect to any of the Benefit Programs, except for payments due or required to be paid by Sellers in the Ordinary Course of Business.  No Legal Proceeding involving any Benefit Program is pending or, to the Knowledge of Sellers, threatened other than routine claims for benefits.

(d)No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975(e)(2)) with respect to any Benefit Program has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or Section 406 of ERISA).  No material tax under Code Sections 4980B or 5000 has been incurred with respect to any Benefit Program and no circumstances exist that could give rise to such tax.

(e)None of the Liabilities of Sellers or their Affiliates pursuant to any of the Benefit Programs are being assigned to, or assumed by, Purchasers, and the Business and the Assets are not, and will not become, subject to any Liens with respect to any obligation or Liability of Sellers or their Affiliates involving the Benefit Programs.

(f)Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.10 are the sole and exclusive representations and warranties concerning employee benefit matters.

Section 2.11Taxes

.

(a)Sellers, as applicable, have timely filed (or caused to be filed) with the appropriate Taxing authorities all Tax Returns with respect to the Business, and, except as set forth on Schedule 2.11(a), such Tax Returns are true, correct and complete in all

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respects and were prepared in compliance with all applicable Laws. No Seller is the beneficiary of any extension of time within which to file any such Tax Return.  All Taxes with respect to the Business (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets.

(b)There is no claim asserted in writing against any Seller for any Taxes due under applicable Law that has not been paid in full, and, except as set forth on Schedule 2.11(b), no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of Sellers or otherwise with respect to the Business. No written claim or inquiry has been received by a Seller with the last three (3) years from any Taxing authority in a jurisdiction where Sellers do not file Tax Returns that it is or may be subject to taxation in the jurisdiction. No Tax proceeding is currently being conducted with respect to Sellers.  No Seller has waived any statute of limitations in respect of any Taxes with respect to the Business or the Assets.

(c)Sellers, as applicable, have complied in all respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee or Independent Contractor. Sellers have accurately classified all service providers as either employees or independent contractors for all Tax purposes pursuant to applicable Tax Laws. Each Seller (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing authority, and (ii) has timely obtained or provided (as applicable), in good faith, any applicable Tax exemption certificates or similar documentation from its customers or to its vendors (as applicable) in order to confirm the Tax treatment of any transaction or otherwise support the Tax position asserted by Seller, and such documentation is true and accurate in all respects.

(d)No Seller is a party to any Tax sharing agreement, Tax indemnity obligation or similar contract or agreement with respect to Taxes (including any advance pricing agreement, Tax determination or other agreement or obligation relating to Taxes with any Tax authority). No Seller has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is a Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502 6 or any similar provision of state or local Law, or as a transferee or successor, by contract or otherwise.

(e)No Seller has participated in or been a party to any listed transaction, as defined in Regulation Section 1.6011-4(b).

(f)No Seller is a “foreign person” as defined in Code Section 1445(f)(3).

Section 2.12Environmental Matters

.

(a)Except as set forth on Schedule 2.12, in each case in connection with the operation of the Business,

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(i)Sellers and their Affiliates are, and for the last five (5) years have been, in compliance with all applicable Environmental Laws in all material respects;

(ii)Sellers and their Affiliates are, and for the last five (5) years have been, in compliance with all applicable Environmental Permits in all material respects;

(iii)No Seller nor any of its respective Affiliates has released, spilled, leaked, discharged, emitted, dumped, disposed of, buried, or abandoned at, on, in, under, over or in any way affecting the Owned Real Property or, to the Knowledge of Sellers, adjacent properties (including waters of the United States or other waterbodies), in a manner or in concentrations or quantities which would reasonably be expected to result in Liabilities of Sellers pursuant to applicable Environmental Law;

(iv)There have not been during Sellers or their respective Affiliates’ ownership or occupancy of the Owned Real Property, and there are not now, any underground storage tanks located at, on, in or under the Owned Real Property;

(v)No Lien is or, to the Knowledge of Sellers, has been imposed on the Owned Real Property as a result of the presence of any Hazardous Material on the Owned Real Property or off-site;

(vi)No Seller nor any of its Affiliates has received any Environmental Notice, the subject of which is pending or unresolved;

(vii)There are no ongoing or, to the Knowledge of Sellers, imminent, anticipated or threatened, Legal Proceedings against Sellers or any of their Affiliates, pursuant to any applicable Environmental Laws;

(viii)No Seller nor any of its Affiliates has been identified as, or received any notice or other written communication indicating that it may be, a responsible party or potentially responsible party for remediation of Hazardous Materials at any property or site;

(ix)The Owned Real Property is not listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System database or any similar list of any Governmental Authority of sites requiring investigation or Remedial Action.

(x)Sellers have delivered to Purchasers all material environmental site assessments, sampling reports, studies, investigation or audit reports that are in the possession or reasonable control of Sellers with respect to the Owned Real Property.

(b)Schedule 2.12(b) sets forth a true and complete list of all Environmental Permits held by Sellers or by any of their Affiliates with respect to the Business, and the expiration date of each such Environmental Permit (if applicable) for the conduct of the Business as presently conducted.  Sellers have delivered to Purchaser true and complete copies of all such Environmental Permits.  All applications or notices required to have been

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filed for the renewal or extensions of such Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority.

(c)Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.12 are the sole and exclusive representations and warranties concerning environmental matters.

Section 2.13Business Permits

.  Schedule 2.13 sets forth a true, correct and complete list of all Business Permits. All Business Permits are in full force and effect on the date hereof, and have not lapsed, expired, or been cancelled, terminated or withdrawn.  No Seller is in conflict with, or in default or violation of, or, with the giving of notice or lapse of time or both, would be in conflict with, or in default or violation of, any Business Permit.  No Seller has received any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Business Permit.  Each Seller, as applicable, has timely filed with the relevant Governmental Authority all material forms, reports and documents required to be filed by it pursuant to all applicable Law.  The consummation of the transactions contemplated by this Agreement shall not affect the continued validity of any Business Permit.

Section 2.14Brokers

.  Except as set forth on Schedule 2.14, neither Sellers nor any of their Affiliates has incurred, and none will incur, directly or indirectly, as a result of any action taken by it, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 2.15Affiliate Transactions

.  Except as set forth on Schedule 2.15, there are no contracts, agreements or arrangements, written or oral, between Sellers and any of their respective Affiliates relating to or affecting any of the Assets.

Section 2.16No Other Representations and Warranties

.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND THE OTHER ACQUISITION DOCUMENTS, NONE OF SELLERS OR THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE ASSETS OR BUSINESSES, INCLUDING any representation or warranty as to the accuracy or completeness of any information regarding the Business or the Assets furnished or made available to purchaser and its Representatives (including any information, documents or material made available to PURCHASER in the Data Room, management presentations or in any other form in expectation of the ACQUISITION) or as to the future revenue, CONTRACT PERFORMANCE, COSTS TO COMPLETE, profitability or success of the Business OR THE ASSETS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS ACQUIRING THE ASSETS AND THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN.

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Article 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby, jointly and severally, represent and warrant the following to Sellers as of Effective Date:

Section 3.1Organization, Authority and Capacity

.  Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Each Purchaser has the full power and authority necessary to execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it.  Each Purchaser is qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Acquisition Documents to be executed and delivered by it.

Section 3.2Authorization and Validity

.  The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Purchasers have been duly authorized by all necessary action of the appropriate governing body of each Purchaser.  The Acquisition Documents to be executed and delivered by Purchasers have been or will be, as the case may be, duly executed and delivered by Purchasers and constitute or will constitute the legal, valid and binding obligations of Purchasers, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

Section 3.3Absence of Conflicting Agreements or Required Consents

.  The execution, delivery and performance by Purchasers of the Acquisition Documents to be executed and delivered by Purchasers: (a) do not require the consent of or notice to any Governmental Authority or any other third party;  (b) will not conflict with any provision of Purchasers’ organizational documents; and (c) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any Governmental Authority to which Purchasers are subject or by which Purchasers or any of their rights, assets or properties are bound.

Section 3.4Brokers

.  Neither Purchasers nor any of their Affiliates has incurred, and none will incur, directly or indirectly, as a result of any action taken by it, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 3.5Sufficient Funds; Solvency

.  Purchasers have sufficient funds on hand to pay the Purchase Price and to complete the transactions contemplated hereby.  Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and each of its Affiliates shall be able to pay their respective debts as they become due; provided that the parties hereby acknowledge and agree that Purchasers will not be required to provide their financial statements to Sellers unless a final non-appealable order by a court of competent jurisdiction requires Purchasers to do so.

Section 3.6Litigation

.  There is no Legal Proceeding pending or, to the knowledge of Purchasers, threatened or anticipated against Purchasers relating to or affecting the transactions contemplated by this Agreement.

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Article 4
ADDITIONAL AGREEMENTS

Section 4.1Utility and Service Agreements

.  On or before the Closing Date, to the extent reasonably practicable and requested by Purchasers, Sellers shall terminate all utility agreements and service agreements related to the Owned Real Property and/or the Business, other than those agreements expressly assumed under this Agreement; and to the extent any such utility agreements and service agreements are not terminated, such utilities and services shall be prorated in accordance with Section 1.13 and terminated after the Closing Date upon the request of Purchasers.

Section 4.2Transfer Taxes

.  All sales, use, excise, real property transfer, controlling interest, and documentary stamp Taxes and fees, including any penalties and interest (“Transfer Taxes”), incurred solely in connection with the consummation of the transactions contemplated by this Agreement (regardless of the Person on whom such Taxes are imposed by applicable Law) shall be borne and paid by Purchasers when due.  Purchasers and Sellers agree to cooperate to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed.

Section 4.3Confidentiality

.  For a period of three (3) years after the Closing, Sellers shall not, and shall instruct their respective employees and representatives (together with Sellers, the “Restricted Parties”) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized members, managers, officers, employees and representatives of Purchasers, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchasers, any Confidential Information; provided that the obligations under this Section 4.3 shall not apply to any Confidential Information that (a) is or becomes generally available to and known by the public through no fault of or improper disclosure by a Restricted Party, (b) has been independently developed by a Restricted Party or (c) disclosed to the general public by third parties through no fault of or improper disclosure by a Restricted Party. If a Restricted Party becomes compelled by Law or the rules of a securities exchange to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will give Purchasers prompt written notice of such requirement, so Purchasers (at their sole cost and expense) may attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any such subject Confidential Information potentially to be disclosed.

Section 4.4Public Disclosure

.  Unless otherwise required by applicable Law or securities exchange regulations, neither Sellers nor Purchasers shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other, and Sellers and Purchasers shall cooperate as to the timing and contents of any such announcement; provided, that to the extent Sellers deem any such announcement or disclosure necessary in order to comply with securities exchange regulations, Sellers shall use commercially reasonable efforts to consult with Purchasers regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from Purchasers.

Section 4.5Refunds and Remittances

.  Following the Closing, (a) if a Seller receives any cash, check, property or other amount that is an Asset (or that constitutes the proceeds thereof)

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or that otherwise properly belongs to Purchasers in accordance with the terms of this Agreement, such Seller shall promptly (but in no event later than five (5) Business Days after receipt thereof) deliver such amount to Purchasers, and (b) if a Purchaser receives any refund or other amount that is an Excluded Asset or that otherwise properly belongs to Sellers in accordance with the terms of this Agreement, such Purchaser shall promptly (but in no event later than five (5) Business Days after receipt thereof) deliver such amount to Sellers.

Section 4.6Employees.

(a)On the Closing Date, Purchasers shall or shall cause one of their Affiliates to make offers of employment, which shall specify that such employment will not be effective until six (6) calendar days after the Closing Date (the “Hire Date”), to a sufficient number of the Employees (each such Employee who accepts such an offer of employment a “Business Employee”) to prevent liability under the WARN Act, subject to Purchasers’ (or their Affiliate’s) employment screening procedures and hiring practices.

(b)Purchasers or their applicable Affiliate shall (i) provide the Business Employees with credit for health or welfare benefit deductibles and co-pays incurred by such Business Employees while employed by Sellers or their applicable Affiliate during 2021 with respect to similar health or welfare benefits to be made available to such employees by Purchasers, and (ii) shall honor no more than three (3) weeks of vacation for each Business Employee; provided, that Purchasers and Sellers shall split the costs 50%/50% of such three (3) weeks (or less, as applicable) of unused vacation for the Business Employees, including without limitation Business Employees scheduled to earn vacation on July 1, 2021 (Purchasers’ 50% portion of all such costs, the “Vacation Expenses”). Notwithstanding anything herein to the contrary, (i) Purchasers and their applicable Affiliate shall not grant Business Employees credit for service with Seller or an Affiliate for purposes of any Purchasers’ (or their applicable Affiliate’s) 401(k) plan, and (ii) if any Business Employee chooses to participate in Purchasers’ “work place solutions” program when hired (which allows employees to receive a higher hourly rate instead of vacation pay and other benefits), Purchasers shall not split the costs of any Vacation Expenses of such Business Employee with Sellers and Sellers shall bear the costs of all Vacation Expenses of such Business Employee.

(c)Notwithstanding the preceding provisions of this Section 4.6, this Section 4.6 is not intended to and shall not (i) create any third party rights, (ii) amend any Benefit Program or Purchaser Plan, (iii) require Sellers, Purchasers any of their Affiliates to continue any Purchaser Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any employee or former employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

(d)Sellers (i) shall take all action necessary to waive any allocation condition that requires any Business Employee to be employed on the final day of the plan year under any tax-qualified Benefit Program and (ii) shall pro-rate any hour of service requirement according to the portion of the plan year completed as of the Closing Date.

(e)During the period of time commencing on the Closing Date and ending on the Hire Date (the “Secondment Period”), Sellers shall cause their applicable Affiliate to (i)

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continue to employ the Business Employees and (ii) second such Business Employees to Purchasers to allow for the continued operation of the Business (the “Secondment”); provided that Purchasers shall fully reimburse Sellers and their applicable Affiliate for all expenses, including salary, hourly wages, and benefit costs; provided, that all welfare benefits are fully-insured,  incurred by Sellers and their applicable Affiliate in connection with the continued employment of the Business Employees during the Secondment Period (collectively, the “Secondment Expenses”).

Section 4.7Restrictive Covenants

.  Sellers acknowledge that to induce Purchasers to enter into the transactions contemplated by this Agreement, Sellers must agree to certain restrictive covenants relating to the conduct of their business after the Closing.  Sellers further acknowledge that the Business is in a highly technical, competitive, and specialized industry, and that the customer and employee relationships are significant to the operation of the Business and provide it with a competitive advantage.

(a)During the Restricted Period, Sellers agree that that they will not directly or indirectly, for their own benefit or on behalf of another Person or to the Purchaser’s detriment:

(i)

Solicit any of the Business Employees unless (x) Purchasers provide written consent, (y) Purchasers terminated the employment of any such Business Employee, or (z) such Business Employees’ daily duties are to occur outside the Restricted Area;

(ii)

Solicit or divert, or attempt to divert, any customer or vendor (existing or prospective) for the construction, creation, repair, conversion or manufacture of any marine vessel during the Restricted Period and the twelve months prior to the Restricted Period, or to induce such party to terminate or cancel an arrangement or contract with any Purchaser.

(b)Sellers further agree, that within the Restricted Area during the Restricted Period, none of them will carry on or engage in, whether as an owner, manager, director, officer, partner, consultant, shareholder, member, agent, advisor, or in any other capacity, the design, construction, creation or manufacturing of marine vessels.   Sellers further agree that none of them will create or acquire any new corporate entity to engage in conduct that would be a breach of this section if Sellers engaged in such conduct.  Notwithstanding the foregoing, the completion of any vessel(s) under construction pursuant to the Specified Excluded Contracts; and any Seller’s exercise of a right under a Specified Excluded Contract shall not be considered a violation of this provision (collectively, the “Permitted Exceptions”).

(c)The parties agree that each of the restrictions set forth in this Agreement is reasonable in business description, time, and geographic scope.  The parties further agree that should a court determine that any restriction in this Agreement is unenforceable, such reformed restriction shall be deemed reformed to the minimum extent necessary to provide for its enforcement under applicable law.  The parties further agree that each of the restrictions set forth in this Agreement constitutes a separate restriction.

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(d)For purposes of this Section 4.7, the following terms shall have the meaning set forth below:

(i)“Restricted Period” shall mean the two-year period following the date on which Sellers complete construction of the vessels under the TXDOT Contract.

(ii)	“Restricted Area” shall mean Terrebonne Parish, St. Mary Parish and Lafourche Parish of the State of Louisiana.

(e)In the event any restriction (including any of the Restricted Areas) of this Section 4.7 is deemed by a court of competent jurisdiction (pursuant to Section 8.10) to be overly broad, such restriction shall be stricken from this Section 4.7 without affecting the enforceability of the remaining provisions.  In the event the entire restriction is deemed unenforceable by a court of competent jurisdiction, Section 4.7 in its entirety shall be considered stricken from this Agreement.

Section 4.8Use of Other Transporters

. Following the Closing and upon reasonable advance notice, Sellers shall make available from time to time, at the request of Purchasers when needed, their remaining transporters fleet to the extent reasonably necessary to facilitate the launch of the nine (9) vessels to be completed under the Seller Construction Contracts. Such transporters shall be made available to Purchasers free of charge for an aggregate of sixty-three (63) days, and for each day after such sixty-three day allotment, at a day rate of $250.00 per transporter.

Section 4.9Removal of Excluded Assets

. Other than those items identified in the Lease Agreement, (i) the Sellers shall remove all Excluded Assets from the Owned Real Property that have not previously been removed within thirty (30) days after the Closing Date (and Purchasers shall provide Sellers access to the Owned Real Property during normal operating hours, and not to unreasonably interfere with the Purchasers’ conduct of business, in furtherance of such removal during such thirty (30)-day period), and (ii) to the extent any such assets remain on the Owned Real Property thirty (30) days after the Closing Date, then such assets no longer shall be considered “Excluded Assets” hereunder and shall be considered “Assets” hereunder and owned by the applicable Purchaser.

Section 4.10Business Permits and Shared Permits

.

(a)Sellers acknowledge that Purchasers’ ability to operate the Business, including having use of all Permits necessary for the operation of the Assets (collectively, the “Business Permits”), on the Closing Date is an essential element of this Agreement.

(b)Sellers and Purchasers acknowledge that there are certain Business Permits that will not be transferred from Sellers to Purchaser on the Closing Date, namely Part 70 Operating Permit No. 2880-00059-V2 (including the applied-for and forthcoming anticipated renewal) and LPDES Permit No. LA0091961 (collectively, the “Shared Permits”). The Shared Permits will be made available to Purchasers pursuant to the Shared Permits Agreement.

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(c)Sellers and their Affiliates will cooperate and take all actions reasonably necessary to transfer the Business Permits to Purchasers, as applicable, except for the Shared Permits. Notwithstanding anything to the contrary in this Agreement, no Business Permit shall be deemed sold, transferred or assigned to Purchasers pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Purchasers without the consent or approval of any other Person would be ineffective or would constitute a breach of contract or a violation of any Law, ruling, judgment, order or injunction of any Governmental Authority or would in any other way adversely affect the rights of the applicable Seller (or applicable Purchaser as transferee or assignee), and such consent or approval is not obtained at or prior to the Closing.  In such case (i) the beneficial interest in or to such Business Permit (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Purchaser under this Agreement; and (ii) pending such consent or approval, Purchasers shall discharge the obligations of the applicable Seller under such Beneficial Rights as agent for the applicable Seller, and the applicable Seller shall act as Purchasers’ agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.  If and to the extent an arrangement acceptable to Purchasers with respect to Beneficial Rights cannot be made, then Purchasers, upon written notice to Sellers, shall have no obligation under this Agreement or otherwise with respect to any such Business Permit, and such Business Permit shall not be deemed to be an Asset under Section 1.1(b) and no related liability shall be deemed an Assumed Liability.

Section 4.11Requests for Equitable Adjustment

.  The parties hereby acknowledge that GIS has submitted to the U.S. Navy certain requests for equitable adjustment with respect to the Navy Contract that have not been resolved (collectively, the “EA Requests”), and agree that any recoveries by either Purchasers or GIS with respect to such EA Requests shall be divided 50%/50% between Purchasers, on the one hand, and GIS, on the other hand, with the party that receives any funds with respect such EA Requests to remit to the other party its 50% share therein within thirty (30) days of receipt thereof.

Section 4.12Discharge of Liabilities

. Sellers shall pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy.  Purchasers shall pay and satisfy in due course all Assumed Liabilities that they are obligated to pay and satisfy.

Section 4.13Title Insurance

.  Purchasers, as applicable, shall have the right to obtain, but shall have no obligation to obtain, a customary title insurance policy for the Owned Real Property (a “Title Insurance Policy”) within six (6) months following the Closing Date.

Section 4.14Intellectual Property Matters

.

(a)Sellers and Purchasers acknowledge that there is certain Purchased IP that will not be transferred from Sellers to BSL on the Closing Date, namely the Purchased IP set forth on Schedule 4.14(a) that requires prior written consent or certain prior notice before such Purchased IP can be transferred from Sellers to BSL (collectively, the “Post-Closing Purchased IP”). Following the Closing, Sellers and their Affiliates will use commercially reasonable efforts to seek such prior written consent or provide such prior notice and, thereafter, as applicable, to transfer the Post-Closing Purchased IP to BSL.

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(b)BSL hereby grants Sellers a perpetual, non-transferable, royalty-free license to any Purchased IP that Sellers, in their reasonable sole discretion, need to utilize in connection with the operation of their (i) fabrication and services business division or (ii) corporate business division, but in all cases excluding the design, construction, creation or manufacturing of marine vessels (other than the Permitted Exceptions), including, without limitation, the Purchased IP set forth on Schedule 4.14(b) hereto.

(c)Sellers hereby grants BSL a perpetual, non-transferable, royalty-free license to the Intellectual Property set forth on Schedule 4.14(c) hereto.

Section 4.15Hornbeck Litigation

.  Following the Closing, upon the request of Zurich Insurance Group, Purchasers shall, or shall cause their applicable Affiliate to, make any Business Employees available to Zurich Insurance Group in connection with any Legal Proceedings arising out of the Hornbeck Agreements.  Sellers shall reimburse Purchasers for such assistance at the rates set forth in the TSA.

Article 5
INDEMNIFICATION

Section 5.1Survival

.  The representations and warranties of the parties contained in this Agreement shall survive for a period of two (2) years from the Closing Date; provided that the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3(c) (solely as it relates to the PPP Loan), Section 2.3(d) (solely as it relates to the PPP Loan), Section 2.7(a), Section 2.11, Section 2.14, Section 3.1, Section 3.2, Section 3.4, and Section 3.5 (collectively, the “Fundamental Representations”) shall survive until the later of (a) the date that is ninety (90) days following the expiration of the applicable statute of limitations or prescriptive period and (b) three (3) years following the Closing; provided, further, that notwithstanding anything else contained in this Section 5.1, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with Section 5.4; provided, that notwithstanding anything else contained in this Section 5.1, the representations and warranties provided in Section 2.7(b) and Section 2.7(d) shall survive for a period until the earlier of (i) the six month anniversary of the Closing Date and (ii) the date on which Purchasers obtain the Title Insurance Policy.  All agreements and covenants contained in this Agreement shall survive in accordance with their respective terms or, if such terms are silent, indefinitely.

Section 5.2Indemnification by Sellers

.  Subject to Section 5.5, Sellers, jointly and severally, shall indemnify and hold harmless Purchasers and their representatives, members, managers, officers, controlling persons and Affiliates, and their respective successors and assigns (the “Purchaser Indemnified Parties”), from and against any and all Losses suffered or incurred by any such person, arising out of, resulting from or in connection with:

(a)The Excluded Liabilities (other than the Excluded Environmental Liabilities) or the Excluded Assets;

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(b)A breach of any representation or warranty contained in Article 2 of this Agreement or any of the other Acquisition Documents;

(c)A breach of any covenant or agreement of any Seller contained in this Agreement or any of the other Acquisition Documents;

(d)Sellers’ ownership or operation of the Owned Real Property, the other Assets or the Business prior to the Closing Date, except to the extent such are included as Assumed Liabilities; or

(e)The Excluded Environmental Liabilities.

Section 5.3Indemnification by Purchasers

.  Subject to Section 5.5, Purchasers, jointly and severally, shall indemnify and hold harmless Sellers and their respective representatives, shareholders, directors, officers, controlling persons and Affiliates, and their respective successors and assigns, from and against any and all Losses suffered or incurred by any such person, arising out of, resulting from or in connection with:

(a)The Assumed Liabilities;

(b)A breach of any representation or warranty contained in Article 3 this Agreement or any of the other Acquisition Documents;

(c)A breach of any covenant or agreement of Purchasers contained in this Agreement or any of the other Acquisition Documents;

(d)Buyer’s ownership or operation of the Owned Real Property, the other Assets or the Business on or after to the Closing Date; or

(e)The Secondment or the continued use of the “Gulf Island” name in emails as allowed for under the TSA, in each case during the Secondment Period.

Section 5.4Indemnification Procedures

.

(a)If any claim for which an indemnifying party (an “Indemnifying Party”) may have liability to any indemnified party (an “Indemnified Party”) pursuant to Section 5.1 or 5.2 is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim and the amount or the estimated amount of Losses sought thereunder (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (a “Claim Notice”); provided, however, that the failure to provide such notice shall not affect the rights of an Indemnified Party hereunder except to the extent that the defense of such Third-Party Claim is materially prejudiced by such failure.  The Indemnifying Party shall have fifteen (15) days after receipt of a Claim Notice to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

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(b)If the Indemnifying Party timely notifies the Indemnified Party that it desires to defend the Indemnified Party against a Third-Party Claim, (i) the Indemnifying Party shall have the right to defend the Indemnified Party, (ii) the Indemnified Party shall have the right to participate in the defense of such Claim (but not to control the defense of such Third-Party Claim), and (iii) the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of the Third-Party Claim without the consent of the Indemnified Party, provided such judgment or settlement (A) results only in the payment by the Indemnifying Party of money damages and (B) includes a full release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent may be withheld in its sole discretion.  If the Indemnified Party shall participate in any such defense, it shall participate at its sole cost and expense, unless (A) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate, due to actual or potential differing interests between them, or (B) the Indemnified Party assumes the defense of a Third-Party Claim after it reasonably concludes that the Indemnifying Party has failed to diligently defend a Third-Party Claim it has assumed, as provided in Section 5.4(c), in either of which events the Indemnifying Party shall bear the cost and expense of such participation.  Notwithstanding anything else contained herein, if any Third-Party Claim or the litigation or resolution of any such Third-Party Claim involves (1) the imposition of any restriction on the future activity or conduct of any Indemnified Party or its Affiliates, (2) any finding of a violation of Law or violation of the rights of any Person by any Indemnified Party or its Affiliates or (3) the imposition of criminal liability or criminal damages, then the Indemnified Party shall have the right to control the defense or settlement of any such Third-Party Claim, using counsel reasonably acceptable to the Indemnifying Party, and its reasonable costs and expenses shall be included as part of the indemnification obligation of Indemnifying Party hereunder.  If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim or demand, at its sole cost and expense.

(c)If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim which it otherwise has a right to defend pursuant to Section 5.4(b), whether by not giving the Indemnified Party timely notice of its desire to so defend in accordance with Section 5.4(a) or otherwise, or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party stating that the Indemnifying Party has so failed, the Indemnified Party shall have the right, but not the obligation, to provide its own defense and to settle or compromise the Third-Party Claim as it deems appropriate, in its sole and absolute discretion, in each case at the cost and expense of the Indemnifying Party.

(d)The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim,

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including by providing access to each other’s relevant business records and other documents, and employees.

(e)In the event any Indemnified Party desires to assert a claim for indemnification under this Article 5 with respect to any matter not involving a Third-Party Claim, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim; provided, however, that the failure to provide such a notice shall not affect the rights of an Indemnified Party hereunder except to the extent that the Indemnifying Party was materially prejudiced by such failure.  The Indemnifying Party shall have thirty (30) days after receipt of such written notice to respond in writing to such claim.  If after the expiration of such thirty (30)-day period the Indemnifying Party has not given the Indemnified Party written notice agreeing to indemnify the Indemnified Party in connection with such claim, then it is to be presumed that the Indemnifying Party has rejected such claim, in which case the Indemnified Party is entitled to pursue such remedies as available to the Indemnified Party on the terms and subject to the limitations and qualifications of this Agreement.

Section 5.5Indemnification Limitations

.

(a)Except in the case of (i) breach of any Fundamental Representation or (ii) Fraud, no Indemnifying Party shall be required to indemnify the Indemnified Party under Section 5.2(b) or Section 5.3(b) unless and until the aggregate amount of the Losses for which a right of indemnification is provided under Section 5.2(b) or Section 5.3(b), as applicable, exceeds Two Hundred Thousand Dollars ($200,000.00) (the “Basket”), at which time rights to indemnification for Losses pursuant to Section 5.2(b) or Section 5.3(b), as applicable, may be asserted for the total amount of any and all such Losses, including the Basket.

(b)Except in the case of (i) breach of any Fundamental Representation or (ii) Fraud, the aggregate amount of all Losses for which an Indemnifying Party shall be required to indemnify the Indemnified Party under (A) Section 5.2(b) and Section 5.2(e) or (B) or Section 5.3(b), as applicable, shall not exceed Four Million Dollars ($4,000,000.00).

(c)The aggregate amount of all Losses for which Sellers shall be required to indemnify the Purchaser Indemnified Parties under Section 5.2(b) arising out of or related to breaches of any of the Fundamental Representations and Section 5.2(c) shall not exceed the amount of the Purchase Price actually received by Sellers pursuant to Sections 1.7 and 1.9.

(d)Notwithstanding anything else contained herein,

(i)Sellers shall not be liable or obligated to indemnify, hold harmless or defend any Purchaser Indemnified Party pursuant to Section 5.2 if the basis for such liability or obligation was discovered or identified in whole or in part as a result of a Phase II environmental site assessment or other intrusive sampling, testing or investigation (collectively, “Intrusive Tests”) undertaken by or on behalf of, or with the consent or

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approval of, any Purchaser Indemnified Party, after the Closing Date, except to the extent that such Intrusive Test was (A) required by applicable Law, or (B) undertaken in response to an Legal Proceeding instituted by a third-party against a Purchaser Indemnified Party, which Legal Proceeding was not directly or indirectly solicited, suggested, encouraged or initiated by any Purchaser Indemnified Party;

(ii)Sellers shall not be liable for or obligated to conduct any Remedial Action, or indemnify, hold harmless or defend any Purchaser Indemnified Party for any Losses relating or attributable to any Remedial Action (A) to a clean-up standard that is more stringent than is required to allow the Owned Real Property to be used for the conduct of the Business thereon in substantially the same manner as conducted as of the Closing Date, or (B) that is not incurred in a commercially prudent manner; and

(iii)Sellers shall not be liable or obligated to indemnify, hold harmless or defend any Purchaser Indemnified Party pursuant to Section 5.2(e) after the fifth anniversary of the Closing Date.

(e)Notwithstanding anything else contained herein, nothing in this Agreement shall limit the liability of a party for Fraud.

Section 5.6Losses Net of Insurance and other Proceeds

.  The amount of any claim for which indemnification is provided under this Article 5 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such claim and indemnity, contribution or similar payments from third parties, adjusted to reflect any reasonable fees, expenses and costs incurred by Purchasers associated with the facts and circumstances of such recovery, including deductibles, retrospective premium adjustments, experience-based premium adjustments and indemnification or contribution obligations.

Section 5.7Mitigation

. An Indemnified Party shall use its commercially reasonable efforts to mitigate all Losses relating to an indemnifiable claim after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, however, that nothing in this Section 5.7 shall be construed to require that any Indemnified Party resort to litigation, arbitration or other extraordinary efforts with respect to any Person.

Section 5.8Exclusive Remedy

.  Except in the event of Fraud, the indemnification provisions of this Article 5 shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims arising out of, concerning, or related to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, statute, or otherwise, and whether asserted against Purchasers, Sellers, their respective officers, directors or employees, or any other Person. However, in no event shall any party, its successors, or its permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement or rescission damages. Except in the event of Fraud, each of the parties hereto, on behalf of itself and Affiliates, covenants not to sue and agrees not to bring any Legal Proceedings against any other party or its equity owners, directors, managers, officers, employees, or Affiliates arising out of, concerning, or relating to any breach or alleged breach of any representation, warranty or covenant in this Agreement, except pursuant to the express provisions of this Article 5.  Notwithstanding any other

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sentence in this Section 5.8 or elsewhere in this Agreement, each party hereto shall be entitled to bring an action for injunctive relief or specific performance to enforce the terms of this Agreement.

Section 5.9Knowledge

.  Sellers shall not be liable under this Article 5 for any Losses arising out of, resulting from or in connection with any breach of any representation or warranty contained in Article 2 of this Agreement or any of the other Acquisition Documents if Purchasers had Knowledge of such inaccuracy or breach prior to the Closing.

Section 5.10Materiality

.  For purposes of this Article 5, in determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty shall be read without regard and without giving effect to any materiality qualifications contained therein (including the terms “material”, “material adverse effect”, “Material Adverse Effect” or any similar terms).

Article 6
MISCELLANEOUS PROVISIONS

Section 6.1Notices

.

(a)All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (i) delivered on a Business Day if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) sent by email transmission if delivered without receipt of any “bounceback” or similar notice indicating failure of delivery (or the first Business Day following such delivery if the date of delivery is not a Business Day or if sent after 4:00 pm Central Time), or (iii) received on a Business Day by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or email addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, or individual as a party may designate by notice to the other parties):

If to Sellers:

c/o Gulf Island Fabrication, Inc.

16225 Park Ten Place, Suite 300

Houston, Texas 77084

Attention: Richard Heo; Westley Stockton

Email:  [***]; [***]

with a copy (which shall not constitute notice) to:

Jones Walker, LLP

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170

Email:  [***]; [***]

Attention:   Curt Hearn; Brett Beter

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If to Purchasers:

c/o Bollinger Shipyards Lockport, L.L.C.

8365 Hwy. 308 South

Lockport, Louisiana 70374

Email: [***]

Attention: Benjamin G. Bordelon

with a copy (which shall not constitute notice) to:

Phelps Dunbar LLP

365 Canal Street, Suite 2000

New Orleans, Louisiana 70130

Email: [***]

Attention:  Bart Bacigalupi

(b)Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.

Section 6.2Expenses

. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder; provided that unless otherwise expressly set forth herein, in any action between the parties arising out of or relating to the Acquisition or the Acquisition Documents, the substantially prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, his, her or its costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees.

Section 6.3Further Assurances

.  Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 6.4Waiver

.  Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 6.5Assignment

.  This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties.

Section 6.6Binding Effect

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

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Section 6.7Headings

.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 6.8Entire Agreement

.  All Schedules and Exhibits attached to this Agreement are by reference made a part hereof.  This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, including, but not limited to the other Acquisition Documents, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement.  Neither this Agreement nor any provision hereof may be changed, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, discharge or termination is sought.

Section 6.9Severability

.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall continue in full force and effect without such provisions; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by the Acquisition Documents are consummated to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

Section 6.10Governing Law; Venue; Waiver of Jury Trial

.

(a)All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement or any transactions contemplated hereby, and all Legal Proceedings arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Louisiana.

(b)The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Louisiana or, to the extent such court declines jurisdiction, to any state court located in Orleans or Terrebonne in the State of Louisiana (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

(c)EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i)

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THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.11Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures may be delivered by portable document format (“pdf”) in electronic transmission, which shall be as effective as delivery of a manually executed counterpart of this Agreement and shall also be deemed an original.

Section 6.12Time of the Essence

.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.13Communications Matters

.

(a)The parties intend no waiver of the attorney-client privilege and that, at all times after the Closing, Sellers will have the right in their sole discretion to assert or waive any attorney work-product protections, attorney-client privileges and similar protections and privileges relating to emails or other communications that pertain to the Excluded Assets or the Excluded Liabilities. In addition, to the extent any Data and/or Intellectual Property used or developed in connection with the Specified Excluded Contracts or the vessels being constructed pursuant thereto is provided, or possession thereof is delivered (in either case, whether intentionally or unintentionally), to Purchasers in connection with the Acquisition, Purchasers shall promptly provide and deliver to Sellers such Data and/or Intellectual Property upon discovery or demand; provided that, notwithstanding anything to the contrary set forth herein, Purchasers’ indemnification obligations pursuant to Section 5.3(c) for a breach of this Section 6.13(a) shall be limited to breaches of this Section 6.13(a) caused by Purchasers’ or their employees’ or representatives’ gross negligence or intentional misconduct.

(b)Purchasers acknowledge that included within the Assets may be emails or other communications originated or received by Employees and further acknowledge that the content of such emails may include information that is not related to the Business or the Assets purchased pursuant to this Agreement (collectively, the “Other Information”). Purchasers agree to keep the Other Information confidential and not to use the Other Information for its own commercial purposes for a period of five (5) years after the Closing.

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Article 7
CERTAIN DEFINITIONS

Section 7.1Definitions

. Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

“Acquisition Documents” means this Agreement, the Bill of Sale, the TSA, the Lease Agreement, the Assignment and Novation Agreements, the Shared Permits Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Target Amount” means negative $20,881,000, which represents Cumulative Amounts Billed minus Cumulative Costs Incurred minus retentions with respect to the Seller Construction Contracts as of December 31, 2020, as detailed on Schedule 1.8.

“Business” means the segment of the Shipyard Business being transferred in this Acquisition in connection with the ownership and use of the Assets.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Houston, Texas, or New Orleans, Louisiana, are closed either under applicable Law or action of any Governmental Authority.

“Closing Amount” represents Cumulative Amounts Billed minus Cumulative Costs Incurred minus retentions with respect to the Seller Construction Contracts as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, and the rules and regulations promulgated thereunder.

“Confidential Information” means any information with respect to the Assets, including with respect to methods of operation, prices, fees, costs, technology, know-how, software, marketing methods, plans, suppliers, competitors, markets and other specialized information or proprietary matters.

“Cumulative Amounts Billed” means all amounts billed in connection with the Seller Construction Contracts (i) from the execution thereof through December 31, 2020 used to derive the Agreed Target Amount; provided that the parties hereby acknowledge and agree that Cumulative Amounts Billed used to derive the Agreed Target Amount was equal to $178,130,000 (including retention of $2,430,000), and (ii) from December 31, 2020 through the Closing Date to derive the Adjustment Amount, excluding billings related to the Navy Payment Amount.  Cumulative Amounts Billed will be calculated and accounted for in accordance with GAAP, which Sellers have applied and will apply on a consistent basis.

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“Cumulative Costs Incurred” means all costs incurred, whether paid in cash or vouchered as an accounts payable, in connection with the Seller Construction Contracts (i) from the execution thereof through December 31, 2020 used to derive the Agreed Target Amount; provided that the parties hereby acknowledge and agree that Cumulative Amounts Incurred used to derive the Agreed Target Amount was equal to $196,581,000, and (ii) from December 31, 2020 through the Closing Date to derive the Adjustment Amount, excluding costs related to the Navy Payment Amount.  Cumulative Costs Incurred will reflect proper job costs determined to be reasonable and allocable to the Seller Construction Contract, which Sellers have applied and will apply on a consistent basis.  For the avoidance of doubt, Cumulative Costs Incurred exclude costs charged directly to overhead costs, general and administrative costs and capital costs.

“Data” means all digital and tangible embodiments, in whatever form or medium, of design documents, engineering drawings, technical specifications, testing information, cost or financial data, and communications between Sellers and any third party related to bids, proposals, design, and construction of marine vessels or any part thereof.

“Data Room” means the virtual data room located at the following URL:

https://americas.datasite.com/manda/project/5e8dfdf8d3b556581b6146c9/content/5e9868bb68fb7c2d12025c9f?mode=default&activeProjectId=5e8dfdf8d3b556581b6146c9.

“Environmental Laws” means any Laws which relate to pollution, or protection of human health to the extent related to exposure to Hazardous Substances, the protection or cleanup of the environment, or the release or disposal of deleterious substances into the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata).  The term “Environmental Laws” includes, without limitation, the following, including any state law analogs, and any of their respective implementing regulations: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of potential penalty, responsibility or liability, notice of intent to sue, warning letter, request for information, objection or other notice (including, without limitation, a directive to perform a Remedial Action) relating to any actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (a) under Section 414(b) or (c) of the Code or (b) for purposes of any benefit plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

“Fraud” means, with respect to a party, the knowing and intentional misrepresentation deceit or concealment of a material fact with the intention of depriving a Person of property or legal rights or otherwise causing injury.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means local, state, or federal governmental body, agency or department, including any political subdivision thereof or any agency or instrumentality of such government or political subdivision and any regulatory agency having jurisdiction over any of the parties, the Assets or the Acquisition.

“Hazardous Substances” means any substance, material or waste listed, defined or characterized under Environmental Laws as “hazardous,” “toxic,” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or otherwise regulated under, applicable Environmental Laws, including without limitation gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde and per- and polyfluoroalkyl substances.

“Hornbeck Agreements” means those two certain Vessel Construction Agreements, dated May 10, 2013, between GIS and Hornbeck Offshore Services, LLC for purposes of constructing  multi-purpose supply vessel hull nos. 369 and 370.

“Intellectual Property” means, whether owned or licensed from third parties, (i) inventions (whether or not patentable), trade secrets, technical data, confidential information, databases,  customer lists, supplier lists, designs, tools, methods, processes, formulae, recipes, technology, ideas, know-how, product roadmaps and other proprietary information and materials, (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (iii) documentation, advertising copy, marketing materials, websites, social media rights, accounts and sites, specifications, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright, (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, interfaces, program files, design documents, flowcharts, user manuals and training materials relating thereto and any translations thereof, (v) business methods, online purchasing and fulfillment systems, account and inventory management processes and data processing procedures and related websites, software, hardware and databases, and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the intellectual property set forth in clauses (i) through (v) in any country of the world, including all patents, patent applications, provisional patent applications, design patents, Patent Cooperation Treaty filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, moral

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rights or other literary property or author’s rights, and all applications, registrations, issuances, divisions, continuations, continuations-in-part, renewals, reexaminations, reissuances and extensions of the foregoing.

“Knowledge” means (a) with respect to Sellers, the actual knowledge of (i) [***], [***], [***], [***] (solely with respect to Section 2.8), [***], [***] (solely with respect to Section 2.8), [***] (solely with respect to Section 2.8), [***] (solely with respect to Section 2.8), [***] (solely with respect to Section 2.8), [***] (solely with respect to Section 2.12), or [***] (solely with respect to Sections 2.9 and 2.10), in each case after reasonable investigation, or (ii) [***] or [***], in each case to the extent such actual knowledge was obtained in connection with the preparation of this Agreement or the Disclosure Schedules, and (b) with respect to Purchasers, the actual knowledge of (x) [***], [***], [***], or [***], in each case after reasonable investigation, or (y) [***], [***] or [***], in each case to the extent such actual knowledge was obtained in connection with the preparation of this Agreement or with the due diligence review of Sellers, the Business or the Assets.

“Law” means any local, state, federal, or foreign code, law, ordinance, regulation, reporting, ruling or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, judicial, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity by or before a Governmental Authority.

“Liabilities” means any indebtedness, obligations or liabilities of any kind (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, dispatched or undispatched, joint or several, vested or unvested, executory, determined, determinable or otherwise, fixed, liquidated, unliquidated or otherwise, or whether due or to become due, and regardless of when asserted).

“Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any right, title or interest in or to any right, asset or property.

“Loss” means, whether or not arising out of a Third-Party Claim, any Liability, damages, obligation, penalty, cost or expense (including costs of investigation, collection and defense, attorneys’ and other professionals’ fees and disbursements) of or by any Person; provided that, except in connection with Losses related to Fraud, in no event shall the term “Loss” include consequential, incidental, exemplary, special, indirect or punitive damages or any loss of future revenue, profits or income, or any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric.

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“Material Adverse Effect” means any circumstance, development, event, condition or occurrence which (a) has an effect, or would reasonably be expected to have an effect, that is materially adverse to the business, condition (financial or otherwise), assets, properties, Liabilities, rights, obligations, prospects or results of operations of the Business, taken as a whole or (b) materially impairs or delays the ability of the Sellers to consummate the transactions contemplated by this Agreement or to perform their obligations under this Agreement; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, or other general business, financial or economic condition not disproportionately affecting the Company Group as compared to other businesses in the industry that they operate; (ii) the effect of any change that generally affects any industry in which any member of the Company Group operates; (iii) the effect of any changes in applicable Laws or accounting rules (including GAAP) or any interpretation thereof; (iv) acts of war, sabotage or terrorism, military actions or escalations thereof, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) outbreaks, pandemics (including the COVID-19 pandemic), earthquakes, hurricanes, tornados, fires or other natural disasters; (vi) compliance with the terms of, or the taking of any action required by, this Agreement or the other agreements contemplated hereby; (vii) matters that arise from any actions or omissions of Purchasers or their Affiliates with respect to the transactions contemplated in this Agreement or (viii) changes in projected future revenue, contract performance, costs to complete, profitability or success of the Business or the Assets.

“NCDOT Contract” means that certain ferry construction contract No. C204243 dated November 7, 2018, between GIS and the North Carolina Department of Transportation.

“Ordinary Course of Business” shall mean actions taken by or on behalf of a Seller that are consistent with the past usual day-to-day customs and practices of such Seller in the ordinary course of operations of the Business.

“Permits” means authorizations, permits, approvals, licenses, accreditations and certifications, all pending applications therefor or renewals thereof and all operating rights derived therefrom.

“Permitted Lien” means (a) liens for Taxes not yet due and payable; (b) zoning ordinances, municipal codes and other similar laws and regulations; (c) all servitudes, rights of way, restrictions, covenants, mineral reservations and leases, and all other similar rights recorded in Terrebonne Parish, Louisiana that affect the Owned Real Property; (d) any non-apparent servitudes affecting the Owned Real Property which do not materially impair the current use or occupancy of such Owned Real Property; (e) any dispute as to the boundaries of the Owned Real Property caused by a change in the location of any water body within or adjacent to the Owned Real Property prior to the Closing Date, and any adverse claims to all or part of the Owned Real Property that is, at the Closing Date, or was previously, under water; (f) servitude for Houma Navigational Channel in favor of the State of Louisiana, Terrebonne Parish Policy Jury or the public, as applicable,

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traversing the Owned Real Property; (g) legal servitudes in favor of the public over the Owned Real Property established by Louisiana Civil Code Articles 665 and 666; (h) rights of the public to use the banks of Owned Real Property abutting the Houma Navigational Channel for passage, stopping, or otherwise as provided in Louisiana Civil Code Article 456; (i) rights of others as expressed in Louisiana Civil Code Article 501 in and to the proportional ownership of any alluvion connected with, or comprising the Owned Real Property or any interest therein; (j) rights and any servitudes created in favor of any person or entity to the Owned Real Property due to any erosion, dereliction or accretion or any change in the bed line of the Houma Navigational Channel; (k) right-of-way for Bayou Dularge Road (LA Hwy. 315); (l) any servitudes imposed by Articles 655-672 of the Louisiana Civil Code, La. R.S. 19:14 and the “St. Julien Doctrine,” including those for any utility (including water, electric, gas and telephone) lines and facilities and any pipelines presently located on the Owned Real Property, (m) any encroachments or fence misalignments that do not materially impair the current use of the Owned Real Property or (n) mechanics’, carriers’, workmen’s, repairmen’s or other like liens, in each case, arising or incurred in the Ordinary Course of Business and which are not yet due and payable.

“Person” means a natural person or any legal, commercial or governmental entity, including any Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PPP Loan” means that certain Promissory Note Loan No. 33000535245 dated as of April 17, 2020, by and between GIFI and Hancock Whitney Bank, in the principal amount of $10,000,000 issued pursuant to the United States Paycheck Protection Program, and any other Liabilities of Sellers or their Affiliates under or related to the United States Paycheck Protection Program.

“Remedial Action” means any action to (a) clean up, remediate, remove, treat or handle in any other way Hazardous Substances in the environment, (b) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Schedules” means the Schedules so marked, copies of which have been delivered simultaneously with this Agreement.  Such Schedules are incorporated by reference in this Agreement and made a part of this Agreement, and they may be referred to in this Agreement and any other related instrument or document without being attached to such related instrument or document.

“Tax” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, unclaimed property, escheat, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any

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kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether disputed or not, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law or otherwise.

“Tax Return” means returns, reports, estimates, declarations, statements and any other documents of any nature relating to, or required to be filed in connection with, any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“TXDOT Contract” means Contract No. 07193214 dated August 15, 2019 between GIFI and the Texas Department of Transportation.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 7.2Additional Defined Terms

(i).  For purposes of this Agreement and the other Acquisition Documents, the following terms have the meanings specified in the indicated Section of this Agreement:

Term	Section
Acquisition	Recitals
Adjustment Amount	1.8(b)
Adjustment Notice	1.9(a)
Aggregate Navy Payment Amount	1.6(a)
Agreement	Preamble
Assets	1.1(c)(iii)
Assignment and Novation Agreements	1.12(a)(viii)
Assumed Contracts	1.1(b)(i)
Assumed Contracts Liabilities	1.3(c)
Assumed Liabilities	1.3
Assumed Tax Liabilities	1.3(d)
Assumed WARN Act Liabilities	1.3(e)
Basket	5.5(a)
Beneficiary	1.13(b)
Beneficial Rights	4.10(c)
Benefit Programs	2.10(a)
BHS	Preamble
Bill of Sale	1.12(a)(ii)
BSL	Preamble
Business Employee	4.6(a)
Business Goodwill	1.1(c)(iii)
Business Permits	4.10(a)

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Cash Consideration	1.5
Claim Notice	5.4(a)
Closing	1.11
Closing Date	1.11
Dispute Notice	1.9(b)(ii)
Disputed Items	1.9(d)
EA Requests	4.11
Effective Date	Preamble
Employees	2.9(a)
Estimated Closing Adjustment	1.8(a)
Excluded Assets	1.2
Excluded Environmental Liabilities	1.4(j)
Excluded IP	1.1(c)(i)
Excluded Liabilities	1.4
Facilitating Transfer	1.6(a)
Final Purchase Price	1.9(h)
Fundamental Representations	5.1
GI	Preamble
GIFI	Preamble
GIS	Preamble
GIS Assets	1.1(b)
Hire Date	4.6(a)
Hornbeck/NC/TX IP	1.1(c)(i)
Indemnified Party	5.4(a)
Indemnifying Party	5.4(a)
Independent Accounting Firm	1.9(d)
Independent Contractors	2.9(a)
Intrusive Tests	5.5(d)(i)
Lease Agreement	1.12(a)(vii)
Lift Equipment	1.1(b)(iii)
Navy Contract	1.1(b)(i)
Navy Mod	1.6(a)
Navy Overage Amount	1.6(b)
OSU Contract	1.1(b)(i)
Other Information	6.13(b)
Owned Real Property	1.1(a)
Partial Navy Payment	1.6(a)
Payee	1.13(b)
Payor	1.13(b)
Performance Bonds	1.12(b)(viii)
Permitted Exceptions	4.7(b)
Personal Property	1.1(b)(ii)
Post-Closing Navy Payment	1.6(d)
Post-Closing Purchased IP	4.14(a)
Pre-Closing Collected Amount	1.6(c)
Proration Items	1.13(a)

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Purchase Price	1.5
Purchased IP	1.1(c)(ii)
Purchaser Indemnified Parties	5.2
Purchasers	Preamble
Purchasers’ Navy Payment Amount	1.6(b)
Quitclaim Deed	1.12(a)(xi)
Recipient	1.13(b)
Restricted Area	4.7(d)(ii)
Restricted Parties	4.3
Restricted Period	4.7(d)(i)
Secondment	4.6(e)
Secondment Expenses	4.6(e)
Secondment Period	4.6(e)
Sellers	Preamble
Seller Construction Contracts	1.1(b)(i)
Sellers’ Additional Navy Payment Amount	1.5
Shared Permits	4.10(b)
Shared Permits Agreement	1.12(a)(ix)
Shipyard Business	Recitals
Specified Excluded Contracts	1.2(a)
Title Insurance Policy	4.13
Third-Party Claim	5.4(a)
Transfer Taxes	4.2
Transferability Impediments	1.1(c)(i)
TSA	1.12(a)(vi)
Vacation Expenses	4.6(b)

Section 7.3Construction

.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, the terms “include” and “including” shall be inclusive and not exclusive and, to the extent not already followed by the words “without limitation” or “but not limited to,” shall be deemed to be followed by the words “without limitation,” and the term “or” shall not be exclusive and shall be read to mean “and/or.”  Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the Schedules and Exhibits to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract, agreement or other document as of a given date means the contract, agreement or other document as amended, supplemented and modified from time to time through such date. As used in this Agreement and to the extent Louisiana law applies: the terms “real property” and “real estate” shall be deemed to

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include immovable property; the term “fee estate” or “fee” shall include full ownership; the term “personal property” shall be deemed to include movable property; the term “tangible property” shall be deemed to include corporeal property; the term “intangible property” shall be deemed to include incorporeal property; the term “easements” shall be deemed to include servitudes; and the term “county” shall be deemed to mean parish.

[Signatures on following page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

PURCHASERS:

Bollinger Houma Shipyards, L.L.C.

By:  /s/ Benjamin G. Bordelon_________

        Name: Benjamin G. Bordelon

        Title: Authorized Agent

Bollinger Shipyards Lockport, L.L.C.

By:  /s/ Benjamin G. Bordelon_________

        Name: Benjamin G. Bordelon

        Title: Authorized Agent

SELLERS:

Gulf Island Fabrication, Inc.

By:  /s/ Richard Heo________________

        Name: Richard Heo

        Title: CEO

Gulf Island, L.L.C.

By:  /s/ Richard Heo________________

        Name: Richard Heo

        Title: CEO

Gulf Island Shipyards, LLC

By:  /s/ Richard Heo________________

        Name: Richard Heo

        Title: CEO

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[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Form of TSA

[intentionally omitted pursuant to Item 602(b)(2) of Regulation S-K]

[Exhibit A to Asset Purchase Agreement]

EXHIBIT B

Form of Lease Agreement

[intentionally omitted pursuant to Item 602(b)(2) of Regulation S-K]

[Exhibit B to Asset Purchase Agreement]

EXHIBIT C

Form of Shared Permits Agreement

[intentionally omitted pursuant to Item 602(b)(2) of Regulation S-K]

[Exhibit C to Asset Purchase Agreement]